UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________________________
SCHEDULE 14A
________________________________________________
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.    )
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☑	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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ADVANCED ENERGY INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PRELIMINARY NOTICE OF ANNUAL MEETING, DATED APRIL 4, 2019, SUBJECT TO COMPLETION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 4, 2019
To Our Stockholders:
The 2019 annual meeting of stockholders (the “Annual Meeting”) of Advanced Energy Industries, Inc. (“Advanced Energy” or the “Company”) will be held on Tuesday, June 4, 2019 at 9:00 a.m. Mountain Daylight Time, at the offices of Advanced Energy located at Suite 270, 2420 17th Street, Denver, Colorado 80202. At the meeting, you will be asked to vote on the following matters:

1.	Election of eight (8) directors;

2.	Ratification of the appointment of Ernst & Young LLP as Advanced Energy’s independent registered public accounting firm for 2019;

3.	Advisory approval of Advanced Energy’s compensation of its named executive officers;

4.
Approval to amend and restate Advanced Energy’s Restated Certificate of Incorporation, as amended, to provide stockholders the ability to remove members of the Company’s Board of Directors, with or without cause; and

5.	Any other matters of business properly brought before the meeting.
Each of matters 1 through 4 is described in detail in the accompanying proxy statement, dated April [x], 2019. The form of the proposed Amended and Restated Certificate of Incorporation of the Company is attached as Appendix A to the accompanying proxy statement.
If you owned common stock of Advanced Energy at the close of business on April 8, 2019, you are entitled to receive this notice and to vote at the meeting. All stockholders are cordially invited to attend the Annual Meeting in person. If you do not plan to attend the Annual Meeting and vote your shares of common stock in person, please authorize a proxy to vote your shares in one of the following ways:

•	Use the toll-free telephone number shown on your proxy card (this call is toll-free, if made in the United States or Canada);

•	Go to the website address shown on your proxy card and authorize a proxy via the Internet; or

•	Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.
Any proxy may be revoked at any time prior to its exercise at the annual meeting.

By Order of the Board of Directors,

Thomas O. McGimpsey
Executive Vice President, General Counsel, Government Affairs & Corporate Secretary
Fort Collins, Colorado
April [x], 2019
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 4, 2019
This notice for the annual meeting, the proxy statement, the proxy card, and the Company's 2018 Annual Report, including the Annual Report on Form 10-K are available online at: www.proxydocs.com/aeis.

YOUR VOTE IS IMPORTANT

Date:        April [x], 2019
To:        Our Stockholders
From:        Yuval Wasserman
Subject:        Invitation to Our 2019 Annual Meeting of Stockholders

Please come to our 2019 Annual Meeting of Stockholders to learn about Advanced Energy, what we have accomplished in the last year and our plans for 2019. The Annual Meeting will be held:
Tuesday, June 4, 2019
9:00 a.m. Mountain Daylight Time
Offices of Advanced Energy Industries, Inc.
Suite 270, 2420 17th Street, Denver, Colorado 80202
This proxy statement describes the matters that management of Advanced Energy intends to present to the stockholders for approval at the Annual Meeting. Accompanying this proxy statement are Advanced Energy’s 2018 Annual Report to stockholders and a form of proxy. All voting on matters presented at the Annual Meeting will be by proxy or by ballot in person, in accordance with the procedures described in this proxy statement. Instructions for voting are included in the proxy statement. Your proxy may be revoked at any time prior to the Annual Meeting in the manner described in this proxy statement.

Yuval Wasserman
President & Chief Executive Officer
This proxy statement and the accompanying proxy card and materials are first being sent to stockholders or made available electronically on or about April [x], 2019.

GENERAL
This proxy statement and the accompanying materials are being sent to stockholders of Advanced Energy Industries, Inc. (“Advanced Energy” or the “Company”) as part of a solicitation for proxies for use at the Company’s 2019 annual meeting of stockholders (the “Annual Meeting”) on June 4, 2019. The board of directors of Advanced Energy (the “Board of Directors” or the “Board”) is making this solicitation for proxies. By delivering the enclosed proxy card by any of the methods described on the card, you will appoint each of Yuval Wasserman and Thomas O. McGimpsey as your agent and proxy to vote your shares of common stock at the meeting. In this proxy statement, “proxy holders” refers to Messrs. Wasserman and McGimpsey in their capacities as your agents and proxies.
Advanced Energy’s principal executive offices are located at 1625 Sharp Point Drive, Fort Collins, Colorado 80525. The telephone number is (970) 221-4670.
Proposals
We intend to present four (4) proposals to the stockholders at the meeting:

1.	Election of eight (8) directors;

2.	Ratification of the appointment of Ernst & Young LLP as Advanced Energy’s independent registered public accounting firm for 2019;

3.	Advisory approval of Advanced Energy’s compensation of its named executive officers; and

4.
Approval to amend and restate Advanced Energy’s Restated Certificate of Incorporation, as amended, to provide stockholders the ability to remove members of the Board of Directors, with or without cause.

We do not know of any other matters to be submitted to the stockholders at the meeting. If any other matters properly come before the meeting, the proxy holders intend to vote the shares they represent on such matters as the Board of Directors may recommend. The proposed corporate actions on which the stockholders are being asked to vote at the Annual Meeting are not corporate actions for which stockholders of a Delaware corporation have the right to exercise appraisal rights under the Delaware General Corporation Law.
Record Date and Share Ownership
If you owned shares of Advanced Energy common stock in your name as of the close of business on April 8, 2019, you are entitled to vote on the proposals that are presented at the meeting. On that date, which is referred to as the “record date” for the meeting, [XX] shares of Advanced Energy common stock were issued and outstanding and were held by approximately [XX] stockholders of record, according to the records of American Stock Transfer & Trust Company, Advanced Energy’s transfer agent.
Voting Procedures
Each share of Advanced Energy common stock that you hold entitles you to one vote on each of the proposals that are presented at the Annual Meeting. Each stockholder entitled to vote at the Annual Meeting may cast his, her or its vote in person or by proxy. To vote in person, a stockholder should attend the Annual Meeting with a completed proxy or, alternatively, the Company will give you a ballot to complete upon arrival at the Annual Meeting. To vote by mail using a proxy card, a stockholder should mark, sign, date and mail the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. To vote by telephone, dial (866) 390-9955 using a touch-tone phone and follow the recorded instructions. To vote via the Internet, a stockholder must go to www.proxypush.com/aeis and complete an electronic proxy card.
The inspector of the election will determine whether or not a quorum is present at the Annual Meeting. A quorum will be present at the Annual Meeting if a majority of the shares of common stock entitled to vote at the Annual Meeting are represented at the Annual Meeting, either by proxy or by the person who owns the shares. In the event there are not sufficient shares present for a quorum or to approve any proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies. Advanced Energy’s transfer agent will deliver a report to the inspector of election in advance of the Annual Meeting, tabulating the votes cast by proxies returned to the transfer agent. The inspector of election will tabulate the final vote count, including the votes cast in person and by proxy at the meeting.
If a broker holds your shares, this proxy statement and the enclosed proxy card have been sent to the broker. You may have received this proxy statement directly from your broker, together with instructions as to how to direct the broker concerning how to vote your shares. Under the rules for Nasdaq-listed companies, brokers cannot vote on certain matters without instructions from you. If you do not give your broker instructions or discretionary authority to vote your shares on such matters and your broker returns the proxy card without voting on a proposal, your shares will be recorded as “broker non-votes” with respect to the proposals on which the broker does not vote.

Broker non-votes and abstentions will be counted as present for purposes of determining whether a quorum is present. If a quorum is present, the directors referenced in Proposal 1 will be elected by a plurality of the votes present, Proposals 2 and 3 will be approved by a majority of the votes cast on such proposal and Proposal 4 will be approved by a majority of the outstanding shares. Broker non-votes and abstentions will have no effect on the outcome of Proposals 1, 2 and 3. Broker non-votes and abstentions will have the same effect as a vote “AGAINST” Proposal 4. Cumulative voting shall not be allowed in the election of directors or any of the proposals being submitted to the stockholders at the Annual Meeting.
The following table reflects the vote required for each proposal and the effect of broker non-votes and abstentions on the vote, assuming a quorum is present at the Annual Meeting:

Proposal	Vote Required	Effect of Broker Non-Votes and Abstentions
Election of eight (8) directors	Plurality of votes present (by proxy or in person) - subject to the resignation policy described below (*)	No effect

Ratification of the appointment of Ernst & Young LLP as Advanced Energy’s independent registered public accounting firm for 2019	Majority of the votes cast at the Annual Meeting (by proxy or in person)	No effect

Advisory approval of Advanced Energy’s compensation of its named executive officers	Majority of the votes cast at the Annual Meeting (by proxy or in person) - this is an advisory vote which is not binding on the Company	No effect

Approval to amend and restate Advanced Energy’s Restated Certificate of Incorporation, as amended, to provide stockholders the ability to remove members of the Board of Directors, with or without cause
	Majority of the outstanding shares	Same effect as a vote “AGAINST”

* Please see the discussion on page 7 under the section entitled “Proposal No. 1-Election of Directors-Required Vote.”
If any other proposals are properly presented to the stockholders at the Annual Meeting, the number of votes required for approval will depend on the nature of the proposal. Generally, under Delaware law and the Amended and Restated By-laws of Advanced Energy, the number of votes required to approve a proposal is a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote, excluding broker non-votes and abstentions. The proxy card provided herewith gives discretionary authority to the proxy holders to vote on any matter not included in this proxy statement that is properly presented to the stockholders at the Annual Meeting.
Costs of Solicitation
Advanced Energy will bear the costs of soliciting proxies in connection with the Annual Meeting. In addition to soliciting your proxy by this mailing, proxies may be solicited personally or by telephone or facsimile by some of Advanced Energy’s directors, officers and employees, without additional compensation. We may reimburse our transfer agent, American Stock Transfer & Trust Company, our proxy agent, Mediant Communications, brokerage firms and other persons representing beneficial owners of Advanced Energy common stock for their expenses in sending proxies to the beneficial owners. We do not currently intend to retain a professional solicitor to assist in the solicitation of proxies, however, we may later elect to do so.
Delivery and Revocability of Proxies
In addition to the ability of our record stockholders to vote in person at the Annual Meeting, you may vote your shares either by (i) marking the enclosed proxy card and mailing it in the enclosed postage prepaid envelope, (ii) voting online at www.proxypush.com/aeis, or (iii) voting by telephone at (866) 390-9955. If you mail your proxy, please allow sufficient time for it to be received in advance of the Annual Meeting.
If you deliver your proxy and change your mind before the Annual Meeting, you may revoke your proxy by delivering notice to Thomas O. McGimpsey, our Corporate Secretary at Advanced Energy Industries, Inc., 1625 Sharp Point Drive, Fort Collins, Colorado 80525, stating that you wish to revoke your proxy or by delivering another proxy with a later date. You may vote your shares by attending the Annual Meeting in person but, if you have delivered a proxy before the meeting, you must revoke it before the Annual Meeting begins. Attending the Annual Meeting will not automatically revoke your previously-delivered proxy.

Delivery of Documents to Stockholders Sharing an Address
If two or more stockholders share an address, Advanced Energy may send a single copy of this proxy statement and other soliciting materials, as well as the 2018 Annual Report to stockholders, to the shared address, unless Advanced Energy has received contrary instructions from one or more of the stockholders sharing the address. If a single copy has been sent to multiple stockholders at a shared address, Advanced Energy will deliver a separate proxy card for each stockholder entitled to vote. Additionally, Advanced Energy will send an additional copy of this proxy statement, other soliciting materials and the 2018 Annual Report to stockholders, promptly upon oral or written request by any stockholder to Investor Relations, Advanced Energy Industries, Inc., 1625 Sharp Point Drive, Fort Collins, Colorado 80525; telephone number (970) 221-4670. If any stockholders sharing an address receive multiple copies of this proxy statement, other soliciting materials and the 2018 Annual Report to stockholders and would prefer in the future to receive only one copy, such stockholders may make such request to Investor Relations at the same address or telephone number.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
A board of eight (8) directors is to be elected at the Annual Meeting. The Board of Directors has nominated for reelection the persons listed below. Each nominee was recommended for reelection by our Nominating and Governance Committee. Each of the nominees is currently a director of Advanced Energy. In the event that any nominee is unable to or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote in favor of a nominee designated by the Board of Directors, on recommendation by the Nominating and Governance Committee, to fill the vacancy. We are not aware of any nominee who will be unable or who will decline to serve as a director. The term of office of each person elected as a director at the Annual Meeting will continue from the end of the Annual Meeting until the next annual meeting of the Company’s stockholders, or until a successor has been elected and qualified or until such director’s earlier resignation or removal.
NOMINEES

Name	Age	Director Since	Principal Occupation and Business Experience
Grant H. Beard (Chairman)	58	2014
Grant H. Beard currently serves as a senior executive Operating Partner for Blue Point Capital, a private equity firm, and as an Executive in Residence at Summit Partners, a global alternative investment firm. Mr. Beard served as Chairman and Chief Executive Officer of Wynnchurch Industries, LLC, a diversified holding company investing in engineered product businesses, from January 2016 to June 2017. Mr. Beard also served as a Senior Advisor to Wynnchurch Capital Ltd. Prior to joining Wynnchurch, Mr. Beard served as the Chairman and Chief Executive Officer of Wolverine Advanced Materials LLC, a Wynnchurch company, from July 2012 until October 2015. Mr. Beard served as President and Chief Executive Officer of Constar International, Inc. from 2010 to 2012, where he led the financial and operational restructuring of Constar’s global packaging business that was later sold to Plastipak Corporation. Prior to that, Mr. Beard served as President & CEO of TriMas Corporation, Chairman & CEO of Health Media, and Global Group President of Fluid Management Products at Dana/Echlin Corporation. In addition, Mr. Beard served as a senior executive Operating Partner with Blue Point Capital from 2009 to 2014. Mr. Beard also has experience at two private equity/merchant banking groups, Anderson Group and Oxford Investment Group, where he was actively involved in corporate development, strategy and operations management.

Frederick A. Ball	56	2008
Frederick A. Ball previously served as Executive Vice President and Chief Administrative Officer of Marketo Inc., a leading provider of a cloud-based marketing platform, from February 2016 through August 2016. Prior to that, Mr. Ball was Marketo’s Senior Vice President and Chief Financial Officer from May 2011 to February 2016. Prior to joining Marketo, Mr. Ball was the Chief Financial Officer for a number of private and public technology companies including Webroot Software, BigBand Networks, Inc., and Borland Software Corporation. Mr. Ball also served as Vice President, Mergers and Acquisitions for KLA-Tencor Corporation, a manufacturer of semiconductor equipment, and prior to that as its Vice President of Finance. Mr. Ball was with PricewaterhouseCoopers LLC for over 10 years. In December 2016, Mr. Ball joined the board of Engagio Inc., a leading provider of account-based marketing and sales solutions. Mr. Ball served as a director of Electro Scientific Industries, Inc., a leading supplier of innovative laser-based microfabrication solutions for industries reliant on micro technologies, from 2003 to January 2019, and served as chair of its compensation committee and a member of its audit committee. Mr. Ball served on the board of Sendgrid, Inc., a leading provider of a cloud-based customer communication platform, and from April 2017 until January 2019, having served as chair of its audit committee and a member of its nominating and governance committee.

Name	Age	Director Since	Principal Occupation and Business Experience
Tina M. Donikowski	59	2018
Tina M. Donikowski retired from General Electric Company, a diversified industrial company, in October 2015 after 38 years with the company. Ms. Donikowski served in a number of senior positions during her career at General Electric Company, including most recently as Vice President, Global Locomotive Business, GE Transportation, from January 2013 until her retirement. Ms. Donikowski currently serves on the Board of Directors of Atlas Copco AB (STOCKHOLM: ATCO), a world-leading provider of sustainable productivity solutions based in Stockholm, Sweden, CIRCO International (NYSE: CIR), a leading provider of flow control solutions and other highly engineered products and subsystems used in energy, aerospace and industrial markets based in Burlington, Massachusetts, TopBuild (NYSE: BLD) a leading installer and distributor of insulation and building material products to the U.S. construction industry based in Daytona Beach, Florida, and Eriez Magnetics, a privately held manufacturer and designer of magnetic, vibratory, and metal detection applications based in Erie, Pennsylvania. Ms. Donikowski also serves as a member of the Board of Trustees, Gannon University, and the Board of Trustees, Boys & Girls Club of Erie, Pennsylvania. Ms. Donikowski holds a Bachelor of Science degree in Industrial Engineering, as well as an Honorary Doctorate, from Gannon University.

Ronald C. Foster	68	2014
Ronald C. Foster is currently on the board of Everspin Technologies Inc., a publicly traded provider of MRAM solutions and Mr. Foster serves as chairman of the audit committee. Mr. Foster previously served as Chief Financial Officer and Vice President of Finance of Micron Technology, Inc. (“Micron”), a global corporation that produces forms of semiconductor devices, from April 2008 to March 2015. Mr. Foster was appointed to that position in 2008 after serving as a member of Micron’s Board of Directors from June 2004 to April 2005. Before joining Micron, Mr. Foster was the Chief Financial Officer and Senior Vice President of FormFactor, Inc., a semiconductor wafer test equipment company. Prior to joining FormFactor, Inc., Mr. Foster served as the Chief Financial Officer for JDS Uniphase, Inc. and Novell, Inc., and also served in various financial and operational roles at Applied Materials, Inc., Egghead Software, and Hewlett Packard Company. He previously served as a board member of Inotera Memories Inc., LUXIM Corporation, and Aptina Company.

Edward C. Grady	71	2008
Edward C. Grady is currently on the Southern Illinois University Edwardsville SIUE Foundation board. He served as President and Chief Executive Officer of Electro Scientific Industries, Inc., a leading supplier of innovative laser-based microfabrication solutions for industries reliant on micro technologies, from February 2014 to September 2016. Mr. Grady served as Chairman and Chief Executive Officer of Reel Solar Inc., an early stage start-up company focused on low cost PV Solar panel production technology and process, from 2010 until February 2014. Mr. Grady retired in October 2007 from his position as President and Chief Executive Officer of Brooks Automation, Inc. (“Brooks Automation”), a publicly traded provider of automation solutions to the global semiconductor and other complex manufacturing industries, including clean tech and data storage. Prior to joining Brooks Automation in February 2003, he ran multiple divisions at KLA-Tencor Corporation, a publicly traded process control company, and served as Chief Executive Officer of Hoya Micro Mask Inc., a supplier of photo masks and services to the semiconductor industry. Mr. Grady began his career as an engineer for Monsanto Electronic Materials Company (“MEMC”) and, during his 14 years with the company, rose to the position of Vice President of Worldwide Sales for the EPI division of MEMC. Mr. Grady also served on several boards of other technology companies, providing cross board experience.

Name	Age	Director Since	Principal Occupation and Business Experience
Thomas M. Rohrs	68	2006
Thomas M. Rohrs has served as Executive Chairman and director of Ichor Systems, Inc., a leading manufacturer of gas and chemical delivery systems for semiconductor process equipment, since February 2012 and became its Chief Executive Officer in September 2014. Previously, Mr. Rohrs was the Chief Executive Officer of Skyline Solar, Inc., a solar equipment manufacturer, from June 2010 to September 2012. Mr. Rohrs had been an advisor and consultant to a number of companies, both public and private, including renewable energy companies from February 2009 to June 2010. From April 2006 to February 2009, Mr. Rohrs served as Chief Executive Officer and Chairman of the board of Electroglas, Inc., a then public supplier of wafer probers and software solutions for the semiconductor industry. In July 2009, Electroglas filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code, citing the dramatic decline in semiconductor manufacturing equipment resulting from the global economic recession. In August 2009, Mr. Rohrs began serving as Interim Chief Executive Officer of Electroglas, which subsequently sold substantially all of its assets. From December 2004 to March 2010, Mr. Rohrs served as a director of Electroglas. From 1997 to 2002, Mr. Rohrs was employed by Applied Materials, Inc. (“Applied”), a semiconductor equipment company, most recently as Senior Vice President of Global Operations, and served as a member of Applied’s executive committee. Mr. Rohrs serves on the board of directors of Intevac, Inc., a publicly traded leading supplier of magnetic media processing systems. Mr. Rohrs served on the board of directors of Vignani Technologies Pvt. Ltd., an engineering services company, from 2005 to February 2014, and Magma Design Automation, Inc., a publicly traded electronic design automation software and design services company, from July 2003 to March 2012. Mr. Rohrs served on the board of Seque Manufacturing Services, a private manufacturing services company, from 2008 to 2015. Mr. Rohrs served on the board of directors of Ultra Clean Holdings, Inc. from 2003 to 2008 and was a member of its compensation and nominating committees. Mr. Rohrs served as a director of Ion Systems, Inc., a then private electrostatic control company, from 2003 until January 2006 when Ion Systems was sold.

John A. Roush	54	2016
John A. Roush currently serves as an operating executive advisor to ACON Investments, LLC, a private equity firm. Mr. Roush serves as Chairman of the Board of International Imaging Materials, Inc., a privately held portfolio company of ACON Investments, LLC, that produces consumable products for the industrial marking and medical device industries. Mr. Roush also serves as a director of Lemaitre Vascular, Inc., a publicly traded global provider of medical devices and implants for the treatment of peripheral vascular disease, and he is a member of its Audit Committee. Mr. Roush also serves as a director of Applied Life Sciences & Systems, a privately held company that is developing automated vaccine delivery technology for the poultry industry. Mr. Roush previously served as Chief Executive Officer and a director of Novanta Inc., (formerly, GSI Group Inc.), a leading global supplier of precision photonic components and subsystems to original equipment manufacturers in the medical and advanced industrial markets, from December 2010 to September 2016. Mr. Roush joined Novanta after a twelve year career with PerkinElmer, Inc., a provider of technology and services to the diagnostics, research, environmental, safety and security, industrial and laboratory services markets, where he was a corporate officer and served in several leadership positions, most recently leading the company’s $1.2 billion Environmental Health segment. Prior to joining PerkinElmer, Mr. Roush held management positions with Outboard Marine Corporation, AlliedSignal, Inc., (now Honeywell International), McKinsey & Company Inc. and General Electric Company.

Name	Age	Director Since	Principal Occupation and Business Experience
Yuval Wasserman	64	2014
Yuval Wasserman has served as President & Chief Executive Officer, and as a director of Advanced Energy since October 2014. Mr. Wasserman joined us in August 2007 as Senior Vice President, Sales, Marketing and Service. In October 2007, Mr. Wasserman was promoted to Executive Vice President, Sales, Marketing and Service. In April 2009, he was promoted to Executive Vice President and Chief Operating Officer of the Company, and then in August 2011, he was promoted to President of the Thin Films Business Unit. Prior to joining the Company, Mr. Wasserman served as the President, and later as Chief Executive Officer, of Tevet Process Control Technologies, Inc., a semiconductor metrology company, until July 2007. Prior to that, he held senior executive and general management positions at Boxer Cross (a metrology company acquired by Applied Materials, Inc.), Fusion Systems (a plasma strip company that is a division of Axcelis Technologies, Inc.), and AG Associates (a semiconductor capital equipment company focused on rapid thermal processing). Mr. Wasserman started his career at National Semiconductor, Inc., where he held various process engineering and management positions. Mr. Wasserman was on the Board of Directors of Syncroness, Inc., an outsourced engineering and product development company, from 2010 to 2017 when it was sold, and joined the Board of Directors of FARO Technologies, Inc., a publicly traded manufacturer of three-dimensional (3D) measurement, imaging and realization systems, in December 2017. Mr. Wasserman is a National Association of Corporate Directors (NACD) Governance Fellow. Mr. Wasserman has a BSc degree in chemical engineering from Ben Gurion University in Israel.

Committee Membership
Director	Audit and Finance	Nominating and Governance	Compensation	Pricing
Grant H. Beard		x	x	x
Frederick A. Ball	x	x		x
Tina M. Donikowski	x	x
Ronald C. Foster	x	x		x
Edward C. Grady		x	x
Thomas M. Rohrs	x	x
John A. Roush		x	x
Yuval Wasserman
The Board of Directors has determined that each of the nominees, other than Yuval Wasserman (i.e., Grant H. Beard, Frederick A. Ball, Tina M. Donikowski, Ronald C. Foster, Edward C. Grady, Thomas M. Rohrs and John A. Roush), is an “independent director” within the meaning of the Nasdaq Stock Market Rules. Under these rules, to be considered independent, the Board must affirmatively determine, among other things, that neither the director nor any immediate family member of the director has had any direct or indirect material relationship with the Company within the last three years. The Board of Directors has made an affirmative determination that none of the independent directors has had any relationship with Advanced Energy or with another director that would interfere with the exercise of his or her independent judgment in carrying out his or her responsibilities as a director. The independent directors, if all of them are elected at the Annual Meeting, will constitute a majority of the Board of Directors. There is no family relationship amongst any of the directors and executive officers of the Company. The Company’s executive officers serve at the discretion of the Board.
Qualifications
The Board respects its responsibility to provide oversight, counseling and direction to the management of the Company in the interest and for the benefit of the stockholders. Accordingly, it seeks to be comprised of directors with diverse skills, experience, qualifications and characteristics. It is critical that directors understand the markets in which the Company operates, particularly in the semiconductor capital equipment and industrial power markets. It is equally important that, collectively, the directors have successful experience in each of the primary aspects of our business, including engineering, research and development, finance and audit, product strategy and development, customer relations, supply chain management and sales and marketing. The following are certain qualifications, experience and skills for Board members which are important to the Company’s business and its future:

•
Senior Leadership Experience. Directors who have served in senior leadership positions are important to the Company, as they bring experience and perspective in analyzing, shaping, and overseeing the execution of important operational and policy issues at a senior level. These directors’ insights and guidance, and their ability to assess and respond to situations encountered in serving on our Board, may be enhanced if their leadership experience has been developed at businesses or organizations that operated on a global scale, faced significant competition, and/or involved technology or other rapidly evolving business models.

•
Public Company Board Experience. Directors who have served on other public company boards can offer advice and insights with regard to the dynamics and operation of a board of directors; the relations of a board to the Chief Executive Officer and other management personnel; the importance of particular agenda and oversight matters; and oversight of a changing mix of strategic, operational, and compliance-related matters.

•
Industry and Technical Expertise. Because the Company is a global leader in innovative power solutions for semiconductor and industrial markets, experience in relevant technology is useful in understanding the Company’s research and development efforts, competing technologies, the various products and processes the Company develops, the manufacturing and assembly-and-test operations and the market segments in which the Company competes.

•
Global Expertise. Because the Company is a global organization with research and development, manufacturing, assembly and test facilities, and sales and other offices in many countries, directors with global expertise can provide a useful business and cultural perspective regarding many significant aspects of our business.

•
Financial Expertise. Knowledge of financial markets, financing and funding operations, and accounting and financial reporting processes is important because it assists the directors in understanding, advising and overseeing the Company’s capital structure, financing and investing activities, financial reporting and internal control of such activities.

Grant H. Beard brings to the Board significant management level experience together with experience in the private equity/merchant banking industry. He currently serves as a senior executive Operating Partner for Blue Point Capital and as an Executive in Residence at Summit Partners. Mr. Beard served as Chairman and CEO of Wynnchurch Industries, LLC and has served in various executive level positions including serving as Chairman, President and CEO of Wolverine Advanced Materials LLC from July 2012 to October 2015, and he previously served as President and Chief Executive Officer of Constar International Inc. and Trimas Corporation. Mr. Beard’s experience also includes serving as Operating Partner at private equity/merchant banking groups Anderson Group and Blue Point Capital.
Frederick A. Ball brings to the Board his extensive experience in senior management, operations, finance and auditing, having recently served as the Chief Financial Officer of a leading provider of cloud-based marketing software. He has also served as Chief Financial Officer, Chief Operating Officer and Senior Vice President of various public and private technology companies. Mr. Ball’s greater than 10 years of experience as an accountant with PricewaterhouseCoopers also provides finance and accounting expertise. In addition, he served on two other public company boards as either a chair or member of their audit, compensation and nominating and governance committees. Mr. Ball’s balance of experience enables him to work very productively with both the Board and senior management, particularly on strategic, finance and audit, and executive compensation matters.
Tina M. Donikowski brings to the Board broad senior management, operations and global experience having served as part of her 38 years of leadership positions at General Electric Company, most recently as Vice President, Global Locomotive Business, GE Transportation. Ms. Donikowski’s experience provides the Board with valuable input on strategic, operational, market and product strategies and initiatives. In addition, Ms. Donikowski’s experience as a board member of Atlas Copco AB, a large industrial multi-national corporation based in Sweden, CIRCO International and TopBuild as well as boards of other companies, provides our Board with valuable insight in terms of a broad range of governance topics and international developments.
Ronald C. Foster brings to the Board significant knowledge and experience in the semiconductor industry. Mr. Foster served as the Chief Financial Officer and Vice President of Finance at Micron Technology, Inc., and has significant experience in executive level management positions in the semiconductor industry. Mr. Foster also brings significant experience in financial management, accounting and finance issues as he has served in the role of chief financial officer for various companies focused on the semiconductor industry.
Edward C. Grady brings to the Board his knowledge and experience in both the semiconductor capital equipment and solar equipment industries, as he has served as Chairman and Chief Executive Officer of an early stage solar equipment company, and has served as Chief Executive Officer of two companies providing services to the semiconductor industry. He shares with the Board and senior management the insight and understanding he has developed from his leadership at several companies, including in the areas of product strategy and development, service and organizational development. Mr. Grady also served on the boards of several other technology companies, providing cross-board experience.

Thomas M. Rohrs brings to the Board executive management and operations experience in the semiconductor capital equipment industry, particularly in the areas of research and development, supply chain management and product development. The Board and senior management benefit from his strategic thinking and prior involvement in the semiconductor capital equipment and solar equipment industries. Mr. Rohrs also has significant experience serving on several other public company boards, where he has been Chairman of the Board, as well as a member of the compensation and nominating committees.
John A. Roush brings to the Board significant management level experience in the medical and industrial markets together with public company experience. Mr. Roush most recently served as Chief Executive Officer of a leading global supplier of precision photonic components and subsystems to original equipment manufacturers in the medical and advanced industrial markets. The Board and senior management benefit from his extensive experience in the industrial markets, which are a strategic focus area for the Company, and his knowledge of leading a public company.
Yuval Wasserman brings years of executive and management experience in the semiconductor and electronics industries, and has significant knowledge of the Company’s history and operations. Mr. Wasserman has held various executive level positions at the Company and currently serves as the Company’s President and Chief Executive Officer. Mr. Wasserman also currently serves on the board of FARO Technologies, Inc., a publicly traded, manufacturer of three-dimensional (3D) measurement, imaging and realization systems, providing cross-board experience.
The Board believes that the qualities and skills listed above for each of the nominees, qualifies each such nominee for service as a director of Advanced Energy.
Involvement in Certain Legal Proceedings
Except as otherwise noted, during the past ten years none of the persons currently serving as executive officers and/or directors of the Company has been the subject matter of any of the following legal proceedings that are required to be disclosed pursuant to Item 401(f) of Regulation S-K including: (a) except with respect to Mr. Rohrs, as more fully described in Mr. Rohrs’ biography above, any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (b) any criminal convictions; (c) any order, judgment, or decree permanently or temporarily enjoining, barring, suspending or otherwise limiting their involvement in any type of business, securities or banking activities; (d) any finding by a court, the Securities and Exchange Commission (the “SEC”) or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud; or (e) any sanction or order of any self-regulatory organization or registered entity or equivalent exchange, association or entity. Further, no such legal proceedings are believed to be contemplated by governmental authorities against any director or executive officer.
Required Vote
Our Board has adopted a Director resignation policy (the “Policy”), which is included in the Company’s Board Governance Guidelines. The Policy applies to uncontested elections of directors, in other words, an election of directors where the number of nominees for election does not exceed the number of directors to be elected. A copy of the Policy is available on the Company’s website at http://www.advancedenergy.com within the Company’s Board Governance Guidelines. Under the Policy, any nominee for director in an uncontested election who does not receive a majority vote “FOR” that director’s election to the Board relative to the number of votes cast with respect to that director’s election (excluding broker non-votes, abstentions and failures to vote with respect to that director’s election) will promptly tender a written offer of resignation to the Board. The Policy provides that the Nominating and Governance Committee of the Board will promptly consider the director’s offer of resignation and make a recommendation to the Board. Pursuant to the Policy, the Board would then act on that recommendation within 90 days of receiving the recommendation. When deciding what action to recommend or take regarding the director’s resignation, the Policy permits each of the Nominating and Governance Committee and the Board to consider any factors they deem relevant, including the best interests of the Company and its stockholders.
Under Delaware law, a nominee who receives a plurality of the votes cast at the Annual Meeting will be elected as a Director (subject to the Policy described above). The “plurality” standard means the nominees who receive the largest number of “FOR” votes cast are elected as directors of the Company. Thus, the number of shares not voted for the election of a nominee (and the number of “withhold” votes cast with respect to that nominee) will not affect the determination of whether that nominee has received the necessary votes for election under Delaware law. However, the number of “withhold” votes with respect to a nominee will affect whether or not our Policy will apply to that individual. If any nominee is unable or declines to serve, proxies will be voted for the balance of those named and for such person as shall be designated by the Board to replace any such nominee. However, the Board does not anticipate that this will occur.

Stockholders do not have the right to cumulate their votes for the election of directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” each of the eight (8) nominees. Votes withheld from a nominee will be counted for purposes of determining whether a quorum is present, but will not be counted as an affirmative vote for such nominee.
The Board of Directors recommends a vote “FOR” the election of each of the nominees named above.

Director Compensation
The compensation policy for non-employee directors for the fiscal year ended December 31, 2018 was as follows:

•	$45,000 annual cash retainer paid in equal quarterly installments in February, May, August, and November;

•	An additional $50,000 annual cash retainer for the Chair of the Board, paid in equal quarterly installments in February, May, August, and November;

•	Annual cash retainer fees of $26,000, $15,000 and $10,000 for the chairs of the Audit and Finance, Compensation, and Nominating and Governance Committees, respectively;

•	Annual cash retainer fees of $13,000, $7,500, and $5,000 for committee members of the Audit and Finance, Compensation and Nominating and Governance Committees, respectively;

•	The Board may (but is not required) to grant restricted stock units to a new non-employee director upon initial election or appointment to the Board; and

•
6,000 restricted stock units annually to each non-employee director on the date of his or her re-election at the Annual Meeting; each annual grant will vest one year from the date of grant if the director continues to then-serve on the Board.

At this time, directors are not separately compensated for their service on the Pricing Committee.
    In February 2014, our Board of Directors adopted a Stock Ownership Policy that requires non-employee directors to own an amount of stock of the Company with a value equal to at least five times the annual retainer for Board service (exclusive of any compensation for Committee service, meeting fees, leadership roles, etc.), based in each case, on the volume weighted average closing price of the Company’s stock for the two fiscal years as of December 31 of the applicable year and subject to the terms in the Stock Ownership Policy. The Stock Ownership Policy provides for a phase-in period over five years for each member to achieve the requisite ownership requirements. With one year remaining in the phase-in period, all non-employee members of the Board either currently conform to the policy or are on track to meet the policy.
The Compensation Committee regularly reviews non-employee director compensation with its independent compensation consultant, Semler Brossy.
Non-employee director equity compensation has historically been denominated as a fixed number of units rather than a specific dollar amount. The Company’s closing stock price on May 3, 2018, the date of the restricted stock unit grants, was $61.48.
The average annual value of a non-employee director restricted stock unit award from 2010 through 2018 is $211,457. The Compensation Committee believes that this long-term view validates the use of a fixed number of units approach, under which the award value is aligned with the Company’s publicly traded stock price. The Compensation Committee will continue to review and monitor non-employee director compensation, and work with Semler Brossy to ensure the program remains appropriate.
The following table details director compensation for 2018.

2018 Director Compensation
Name	Fee Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Grant H. Beard, Chairman	112,500	368,880	—	—	—	—	481,380
Frederick A. Ball	76,000	368,880	—	—	—	—	444,880
Tina M. Donikowski (2)	42,000	368,880	—	—	—	—	410,880
Ronald C. Foster	63,000	368,880	—	—	—	—	431,880
Edward C. Grady	65,000	368,880	—	—	—	—	433,880
Thomas M. Rohrs	63,000	368,880	—	—	—	—	431,880
John A. Roush	57,500	368,880	—	—	—	—	426,380
Yuval Wasserman	—	—	—	—	—	—	—

(1)
During 2018, Messrs. Beard, Ball, Foster, Grady, Rohrs and Roush and Ms. Donikowski were each granted 6,000 restricted stock units (RSUs) for their service on the Board. As of December 31, 2018, Messrs. Beard, Ball, Foster, Grady, Rohrs, and Ms. Donikowski each had 6,000 outstanding RSUs and Mr. Roush had 11,000 outstanding RSUs.

(2)	Ms. Donikowski joined the Board on May 3, 2018.

Board of Directors Meetings
The Board of Directors held fourteen meetings in 2018. During 2018, six executive sessions of the Board were held. The Board’s committees consist of the Audit and Finance Committee, Nominating and Governance Committee, Compensation Committee and Pricing Committee. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors (held during the period for which he or she was a director) and the committees (held during the period for which he or she served on such committees) on which he or she served.
Members of the Board of Directors are welcomed and encouraged, but not required, to attend the Annual Meeting. The Company’s annual meeting of stockholders held on May 3, 2018 (the “2018 Annual Meeting”) was attended in person or by telephone by all of the then-members of the Board of Directors.
Audit and Finance Committee
Composition and Meetings
The Audit and Finance Committee consists of Messrs. Ball (Chair), Foster, and Rohrs and Ms. Donikowski. The Board determined that each of the members of the Audit and Finance Committee is “independent” in accordance with the Nasdaq Stock Market Rules and Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended. The Board of Directors has evaluated the credentials of Messrs. Ball, Foster and Rohrs and determined that they are “audit committee financial experts” as defined under the rules promulgated by the SEC. The Audit and Finance Committee met eight times in 2018.
Policy on Audit and Finance Committee Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm
The Audit and Finance Committee approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit related services, tax services and other services. Approval is provided on a service-by-service basis. In 2018, the Audit and Finance Committee approved all of the audit services provided by Advanced Energy’s independent registered public accounting firm.
Audit and Finance Committee Charter and Responsibilities
The Audit and Finance Committee is governed by a written charter, which is available on our website at https://www.advancedenergy.com/about-us/leadership-team/audit--finance--committee-charter/. The Audit and Finance Committee is responsible for, among other things:

•	selecting Advanced Energy’s independent registered public accounting firm;

•	approving the scope, fees and results of the audit engagement;

•	determining the independence and evaluating the performance of Advanced Energy’s independent registered public accounting firm and internal auditors;

•	approving in advance any audit and non-audit services and fees charged by the independent registered public accounting firm;

•
evaluating comments made by the independent registered public accounting firm with respect to accounting procedures and internal controls and determining whether to bring such comments to the attention of Advanced Energy’s management;

•	reviewing the internal accounting procedures and controls with Advanced Energy’s financial and accounting staff and approving significant changes;

•	reviewing and approving related party transactions; and

•
establishing and maintaining procedures for, and a policy of, open access to the members of the Audit and Finance Committee by the employees of and consultants to Advanced Energy to enable the employees and consultants to report to the Audit and Finance Committee concerns held by such employees and consultants regarding the financial reporting of the Company and potential misconduct.

The Audit and Finance Committee also conducts financial reviews with Advanced Energy’s independent registered public accounting firm prior to the release of financial information in the Company’s Forms 10-K and 10-Q. Management has primary responsibility for Advanced Energy’s financial statements and the overall reporting process, including systems of internal controls. The independent registered public accounting firm audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of Advanced Energy in conformity with accounting principles generally accepted in the United States and discusses with the Audit and Finance Committee any issues they believe should be raised.

Report of the Audit and Finance Committee
The Audit and Finance Committee has reviewed Advanced Energy’s audited financial statements, and met together and separately with both management and Grant Thornton LLP, the Company’s independent registered public accounting firm for 2018, to discuss Advanced Energy’s quarterly and annual financial statements and reports prior to issuance. In addition, the Audit and Finance Committee has discussed with the independent registered public accounting firm the matters outlined in Statement on Auditing Standards No. 1301, as amended (Communication with Audit Committees), to the extent applicable and received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Further, the Audit and Finance Committee received the written disclosures and the letter from the independent accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit and Finance Committee concerning independence, and discussed with the independent registered public accounting firm the independent accountant’s independence.
Based on its review and discussion of the foregoing matters and information, the Audit and Finance Committee recommended to the Board of Directors that the audited financial statements be included in Advanced Energy’s 2018 Annual Report on Form 10-K. The Audit and Finance Committee has recommended the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2019, subject to stockholder approval.
The Audit and Finance Committee
Frederick A. Ball, Chairman
Tina M. Donikowski
Ronald C. Foster
Thomas M. Rohrs
Nominating and Governance Committee
Composition and Meetings
The Nominating and Governance Committee consists of Messrs. Beard (Chair), Ball, Foster, Grady, Rohrs, and Roush and Ms. Donikowski. Each of the members of the Nominating and Governance Committee was, and is, an “independent director” within the meaning of the Nasdaq Stock Market Rules. The Nominating and Governance Committee met four times in 2018.
Nominating and Governance Committee Charter and Responsibilities
The Nominating and Governance Committee is governed by a written charter and Board Governance Guidelines available on our website at: https://www.advancedenergy.com/about-us/leadership-team/nominatinggovernance-comm.-charter/. The Nominating and Governance Committee responsibilities include:

•	ensuring that a majority of the directors will be independent;

•	establishing qualifications and standards to serve as a director;

•	identifying and recommending individuals qualified to become directors;

•	considering any candidates recommended by stockholders;

•	determining the appropriate size and composition of the Board;

•	ensuring that the independent directors meet in executive session quarterly;

•
reviewing other directorships, positions, and business and personal relationships of directors and candidates for conflicts of interest, effect on independence, ability to commit sufficient time and attention to the Board or other suitability criteria;

•
sponsoring and overseeing performance evaluations for the Board as a whole, conducting director peer evaluations, coordinating evaluations of the other committees with the other committee chairpersons;

•	developing and reviewing periodically, at least annually, the corporate governance policies and guidelines of Advanced Energy, and recommending any changes to the Board;

•	review succession plans for the CEO and other key management positions as appropriate;

•	considering any other corporate governance issues that arise from time to time and referring them to the Board;

•	if the Board requests, developing appropriate recommendations to the Board; and

•	overseeing the Company’s insider trading policies and procedures.

Director Nominations
The Nominating and Governance Committee evaluates and interviews potential director candidates. All members of the Board may interview the final candidates. The Nominating and Governance Committee of the Board considers candidates for director nominees proposed by directors and stockholders, as described in more detail below. This committee may retain recruiting professionals to assist in identifying and evaluating candidates for director nominees. The Nominating and Governance Committee has no stated specific or minimum qualifications that must be met by a Board candidate. However, as set forth in the Company’s Board Governance Guidelines, the Nominating and Governance Committee strives for a mix of skills and diverse perspectives (functional, cultural and geographic) that is effective for the Board. In selecting nominees, the Nominating and Governance Committee assesses the independence, character and acumen of candidates. The Nominating and Governance Committee also endeavors to establish a number of areas of collective core competency of the Board. Therefore, the Nominating and Governance Committee assesses whether a candidate possesses skills including business judgment, leadership, strategic vision and knowledge of management, accounting, finance, industry, technology, manufacturing, international markets and marketing. Additional criteria include a candidate’s personal and professional ethics, integrity and values, as well as his or her willingness to devote sufficient time to prepare for and attend meetings and participate effectively on the Board.
The Board Governance Guidelines provide that the Nominating and Governance Committee is responsible for reviewing with the Board, from time to time, the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. In assessing the diversity of the Board, the Nominating and Governance Committee assesses such factors as leadership, character, reputation, integrity, judgment, diversity, age, understanding of and experience in manufacturing, technology expertise, finance and marketing acumen and exposure and experience in international markets. The Board values a diverse set of viewpoints and experiences, and also considers gender and ethnic diversity. These factors, which are among the factors the Board and the Nominating and Governance Committee considers useful to a well-functioning board, are reviewed in the context of assessing the perceived needs of the Board at any particular point in time and in its search for potential nominees.
The Nominating and Governance Committee will consider any and all director candidate recommendations by our stockholders that are submitted in accordance with the procedures set forth in the Company’s Amended and Restated By-laws. The Nominating and Governance Committee will apply the same processes and criteria in evaluating director candidates recommended by stockholders as it applies in evaluating director candidates recommended by directors, members of management or any other person. If you are a stockholder and wish to recommend a candidate for nomination to the Board of Directors, you should submit your recommendation in writing to the Nominating and Governance Committee, in care of the Corporate Secretary of Advanced Energy at 1625 Sharp Point Drive, Fort Collins, Colorado 80525. Your recommendation must include all of the information set forth in Article III, Section 6(a) of the Amended and Restated By-laws of Advanced Energy, including but not limited to, your name and address, the number of shares of Advanced Energy common stock that you own, the name of the person you recommend for nomination, the reasons for your recommendation, a summary of the person’s business history and other qualifications as a director of Advanced Energy and whether such person has agreed to serve, if elected, as a director of Advanced Energy. Please also see the information under the section entitled “Proposals of Stockholders” on page [X] of this proxy statement.
Compensation Committee
Composition and Meetings
The Compensation Committee consists of Messrs. Grady (Chair), Beard and Roush. Each of the members of the Compensation Committee is (1) a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, (2) an “outside director” within the meaning of Section 162(m) under the Internal Revenue Code, as amended, and (3) an “independent director” within the meaning of the Nasdaq Stock Market Rules. The Compensation Committee met five times in 2018.
Committee Charter and Responsibilities
The Compensation Committee is governed by a written charter, which is available on our website at https://www.advancedenergy.com/about-us/leadership-team/compensation-committee-charter/. The Compensation Committee is responsible for recommending salaries, incentives and other compensation for directors and officers of Advanced Energy, administering and reviewing Advanced Energy’s incentive compensation and benefit plans, reviewing CEO and management succession planning in the context of executive compensation, and recommending to the Board of Directors policies relating to such compensation and benefit plans. The Compensation Committee has also, from time to time, retained an independent compensation consultant to assist and advise the Compensation Committee in fulfilling these responsibilities. In addition, the Compensation Committee has the authority, to the extent it deems necessary or appropriate, to: (i) form and delegate authority to subcommittees; and (ii) ask the Company to provide the Compensation Committee with the support of one or more Company employees to assist it in carrying out its duties.

Pricing Committee
The Pricing Committee consists of Messrs. Beard, Ball and Foster, each of which is an “independent director” within the meaning of the Nasdaq Stock Market Rules. The Pricing Committee may exercise all of the powers and authority of the Board of Directors in connection with all matters relating to the Company’s previously authorized stock repurchase program and the issuance of any future indebtedness by the Company; including the terms and conditions, timing and other provisions of such stock repurchases or debt issuances. The Pricing Committee did not hold any meetings in 2018.
Board Governance Structure
The Board Governance Guidelines set forth the Board’s policy that the positions of Chairman of the Board and Chief Executive Officer should be held by separate persons to aid in the Board’s oversight of management. The Board Governance Guidelines are available on our website at https://www.advancedenergy.com/about-us/leadership-team/board-governance-guidelines/. The Company believes this board leadership structure is most appropriate for the Company because it provides the Board with increased independence. Additionally, we separate the roles of Chairman of the Board and Chief Executive Officer in recognition of the differences between the two roles as they are presently defined. The principal responsibility of the Chief Executive Officer is to manage the business of the Company. The principal responsibilities of the Chairman of the Board are to manage the operations of the Board of Directors and its committees and provide oversight and counsel to the Chief Executive Officer on behalf of the Board.
Senior management manages material risks and reviews such risks with the Chief Executive Officer, and if warranted, the Board. As part of its general oversight role, the Board reviews business reports from management that routinely outline operational risks that may exist from time to time. In addition, for risks related more specifically to the financial operations of the Company, such as credit risk and liquidity risk, the Audit and Finance Committee examines reports from management and reviews such risks in light of the Company’s business operations.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS ADVANCED ENERGY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019

Dismissal of Independent Registered Accounting Firm
The Audit and Finance Committee is directly responsible for the appointment, retention and oversight of the work of any independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us and our subsidiaries. Following a formal request for proposal process, the Audit and Finance Committee evaluated multiple firms and on March 25, 2019, the Audit and Finance Committee dismissed Grant Thornton LLP ("Grant Thornton") as the Company’s independent registered public accounting firm, effective immediately, and provided Grant Thornton with notice of such dismissal. The audit reports of Grant Thornton on the Company’s consolidated financial statements for each of the two most recent fiscal years ended December 31, 2018 and December 31, 2017 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. On March 27, 2019, Grant Thornton confirmed in a filing with the SEC that, during our two most recent fiscal years ended December 31, 2018 and December 31, 2017, and during the subsequent interim period through March 25, 2019, the date of the Audit and Finance Committee's dismissal of Grant Thornton, (i) there were no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to Grant Thornton’s satisfaction, would have caused Grant Thornton to make reference to the subject matter of the disagreement(s) in connection with its reports, and (ii) there were no "reportable events" as that term is defined in Item 304(a)(1)(v) of Regulation S-K.
Engagement of Independent Registered Accounting Firm
On March 27, 2019, the Company engaged Ernst and Young LLP ("E&Y") as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019, which engagement was approved by the Audit and Finance Committee and effective on March 27, 2019. During the Company's two most recent fiscal years ended December 31, 2018 and December 31, 2017, and during the subsequent interim period through March 27, 2019, neither the Company, nor anyone on its behalf, consulted E&Y regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, and neither a written report nor oral advice was provided to the Company that E&Y concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, or (ii) any matter that was either the subject of a "disagreement" (as defined in Regulation S-K Item 304(a)(1)(iv)) or a "reportable event" (as defined in Regulation S-K Item 304(a)(1)(v)). E&Y has provided us with notice of acceptance of such engagement.
Ratification of Independent Registered Accounting Firm
     Although our governing documents do not require us to submit this matter to stockholders, the Board believes that asking stockholders to ratify the appointment of E&Y is consistent with best practices in corporate governance. If stockholders do not ratify the appointment of E&Y, the Audit and Finance Committee will regard such vote as a direction to consider the appointment of a different independent registered public accounting firm. Even if the appointment of E&Y is ratified by the stockholders, the Audit and Finance Committee has the discretion to select a different independent registered public accounting firm at any time if it determines that a change would be in our and our stockholders' best interests. Representatives of both E&Y and Grant Thornton are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement should they so desire.
Independent Registered Public Accounting Firm Fees and Services
The following table presents fees billed to Advanced Energy for professional services rendered by Grant Thornton LLP for engagements for 2017 and 2018. All of the fees in the following table were approved by the Audit Committee in conformity with its pre-approval process. Pre-approval generally is provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget. The independent registered public accounting firm and Advanced Energy’s management are required to periodically report to the Audit and Finance Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, including the fees for the services performed to date. In addition, the Audit and Finance Committee also may pre-approve particular services on a case-by-case basis, as required.

Fee Category	2018	2017
	(In thousands)
Audit Fees (1)	$2,033	$2,160
Audit Related Fees (2)	—	—
Tax Fees (3)	—	—
Other Fees (4)	—	—
Total Fees	$2,033	$2,160

(1)
Audit Fees consisted of fees for (a) professional services rendered for the annual audit of Advanced Energy’s consolidated financial statements and internal controls over financial reporting, (b) review of the interim consolidated financial statements included in quarterly reports, and (c) services that are typically provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)
Audit-Related Fees consisted of fees for assurance and related services that were reasonably related to the performance of the audit or review of Advanced Energy’s consolidated financial statements and are not reported under “Audit Fees.”

(3)	Tax Fees. We did not pay any fees to Grant Thornton LLP for tax compliance, tax advice or tax planning during 2017 or 2018.
(4)	Other Fees consisted of fees for due diligence procedures.
Required Vote
Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for Advanced Energy for 2019 requires the affirmative “FOR” vote of a majority of the shares of common stock cast on this proposal. For purposes of determining the number of votes cast on this proposal, only those votes cast as either “FOR” or “AGAINST” are included. Abstentions and broker non-votes are not considered votes cast on this proposal.
The Board of Directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as Advanced Energy’s independent registered public accounting firm for 2019.

PROPOSAL NO. 3
ADVISORY APPROVAL OF THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION
We are providing our stockholders an opportunity to indicate whether they approve of our named executive officer compensation as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion in this proxy statement. This proposal is required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended. Although this vote is advisory and is not binding on the Company, the Compensation Committee of the Board will take into account the outcome of the vote when considering future executive compensation decisions. Accordingly, stockholders are being asked to vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
This advisory vote, commonly referred to as “say on pay,” is not intended to address any specific item of compensation, but instead relates to the Compensation Discussion and Analysis, the tabular disclosures regarding named executive officer compensation, and the narrative disclosure accompanying the tabular presentation. These disclosures allow you to view the trends in our executive compensation program and the application of our compensation philosophies for the years presented. At the 2018 Annual Meeting, approximately 95% of the votes cast approved our “say on pay proposal”.
Advanced Energy’s compensation program is designed and administered by the Compensation Committee, which is composed entirely of “independent directors” within the meaning of the Nasdaq Stock Market Rules. We carefully consider many different factors, as described in the Compensation Discussion and Analysis, in order to provide appropriate compensation for our executives. Our executive compensation program is intended to attract, motivate and reward the executive talent required to achieve our corporate objectives and increase stockholder value. The Compensation Committee has designed our compensation program to be competitive with the compensation offered by those peers with whom we compete for executive talent. Targets for base salaries, annual cash incentive and long-term equity incentive awards for executives factor in competitive data. A large proportion of our executive officers’ total potential compensation is performance-based in order to align their interests with those of our stockholders and place more of their compensation at risk and emphasize a long-term strategic view. The Compensation Committee deliberately designs compensation objectives in order to allocate a significant percentage of each of our named executive officers’ compensation to performance-based measures. As discussed in the Compensation Discussion and Analysis beginning on page [•] of this proxy statement, we believe that our executive compensation program properly links executive compensation to Company performance and aligns the interests of our executive officers with those of our stockholders. For example:

•
We strive to structure our executive compensation programs within a framework that measures performance using a variety of financial metrics and non-financial metrics. We do this to promote and reward actions that strengthen the Company’s long-term health while promoting strong annual results.

•
We make annual compensation decisions based on an assessment of each executive’s performance against goals that promote the Company’s success by focusing on our stockholders, customers and employees. We focus not only on results but on how results were achieved.

•
We strive to structure our executive compensation programs to be consistent with and support sound risk management. We have reviewed the design and controls in our incentive compensation program to assess the effectiveness of the program and our compensation practices in controlling excessive risk.

Required Vote
Advisory approval of the Company’s named executive officer compensation requires the affirmative “FOR” vote of a majority of the shares of common stock cast on this proposal. For purposes of determining the number of votes cast on this proposal, only those votes cast as either “FOR” or “AGAINST” are included. Abstentions and broker non-votes are not considered votes cast on this proposal. The vote on this proposal is advisory in nature and, therefore, is not binding on the Company; provided, however, the Board and Compensation Committee will review the results of and take into consideration such results when making future executive compensation decisions.
The Company will ask its stockholders to consider an advisory vote on the compensation of our named executive officers every year until otherwise determined by a vote of our stockholders pursuant to applicable Securities and Exchange Commission rules.
The Board of Directors recommends a vote “FOR” the approval of the Company’s named executive officer compensation.

PROPOSAL NO. 4
APPROVAL TO AMEND AND RESTATE THE
COMPANY'S RESTATED CERTIFICATE OF INCORPORATION, AS AMENEDED

Board Recommendation
On May 3, 2018, the Board of Directors approved an amendment to the Company’s Restated Certificate of Incorporation, as amended (the “Restated Certificate”), to provide stockholders the ability to remove members of the Board of Directors, with or without cause. The Board of Directors recommends that the Company’s stockholders approve the amendment to the Restated Certificate.
Background
The Restated Certificate currently provides that any director, or the entire board of directors, of the Company may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of voting stock of the Company then entitled to vote at an election of directors. As such, under the Restated Certificate, the Company’s stockholders are not currently permitted to remove directors without cause. The rights of stockholders to remove directors are governed by Section 141(k) of the General Corporation Law of the State of Delaware (the “DGCL”). In December 2015, the Delaware Court of Chancery (the “Court”) issued a decision, In Re VAALCO Energy, Inc., in which the Court interpreted Section 141(k) of the DGCL and held that if a company does not have (i) a classified board of directors or (ii) cumulative voting in election of directors, then such company may not provide in its certificate of incorporation or bylaws that its directors may be removed only for cause. Prior to the VAALCO decision, it was unclear whether Section 141(k) prohibited allowing director removal only for cause when a company did not have classified board or did not allow for a cumulative vote.
Because the Company does not have a classified board and does not provide stockholders the ability to cumulate votes in the election of its directors, the VAALCO decision effectively renders the Company’s current director removal provision in the Restated Certificate invalid. As a result, the Board recommends that stockholders approve an amendment to the Restated Certificate that would allow stockholders to remove Company directors, with or without cause. Furthermore, as disclosed previously in a Current Report on Form 8-K filed by the Company on May 4, 2018, the Board resolved that, until such time as this proposal is approved by the Company’s stockholders, the Company will not enforce the director removal provision of the Restated Certificate to the extent it purports to limit removal of directors by stockholders only for cause.
Description of Amendment
The Company’s stockholders are being asked to vote “FOR” the amendment to the Company’s Restated Certificate. The form of the proposed amended and restated certificate of incorporation of the Company (the “Amended and Restated Certificate of Incorporation”) is set forth in Appendix A to this proxy statement. The Amended and Restated Certificate of Incorporation includes the proposed amendment which amends and restates subparagraph (3) of paragraph A. of Article V of the Restated Certificate in its entirety as follows (additions are shown by underlined text and deletions are shown by text that is struck through):
(3) Subject to the rights of the holders of any series of Preferred Stock, ~~no~~ any director ~~shall~~ may be removed with or without cause. Subject to any limitations imposed by law, the Board of Directors or any individual director may be removed from office at any time with or without cause by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of voting stock of the corporation, entitled to vote at an election of directors (the "Voting Stock").
The foregoing description is qualified in its entirety by the Amended and Restated Certificate of Incorporation attached as Appendix A hereto.
Effects of Stockholder Approval of Proposed Amendment
If the proposed amendment is approved by our stockholders, following the Annual Meeting, the Board expects that management, at the discretion of the Board, will file, on the date of the Annual Meeting or as soon as reasonably practicable thereafter, the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. The amendment to the Restated Certificate and the Amended and Restated Certificate of Incorporation will not be in effect until the time of filing of the Amended and Restated Certificate with the Secretary of State of the State of Delaware. There could be a delay between the approval of this proposal at the Annual Meeting and the effectiveness of the Amended and Restated Certificate of Incorporation.
If the proposed amendment is not approved by our stockholders, as described in our Current Report on Form 8-K filed on May 4, 2018, the Company will comply with the Company’s Amended and Restated By-Laws in respect of removal of directors and not attempt to enforce the provisions of Article V, paragraph A(3) of the Restated Certificate requiring cause for removal of a director. Furthermore, if the proposed amendment is not approved by our stockholders at the Annual Meeting, subparagraph (3) of paragraph A, of Article V of the Restated Certificate will remain in conflict with Section 141(k) of the DGCL and the Board expects to present a similar proposal to the Company’s stockholders at the 2020 Annual Meeting or until such amendment is otherwise approved.
Required Vote
Approval of the amendment to the Restated Certificate requires the affirmative “FOR” vote of a majority of the outstanding shares. Abstention and broker non-votes will have the same effect as a vote “AGAINST” this proposal.
The Board of Directors recommends a vote “FOR” the proposed amendment to the Restated Certificate.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
As of March 15, 2019, there were 38,223,578 shares of the Company’s common stock outstanding. The following table sets forth the beneficial ownership of Advanced Energy common stock as of March 15, 2019 (unless otherwise noted) by:

•	each person known to us to beneficially own more than five percent (5%) of the outstanding common stock;

•	each director and nominee for director;

•	each named executive officer; and

•	the directors and executive officers as a group.
Unless otherwise indicated, the address of each individual named below is c/o Advanced Energy Industries, Inc., 1625 Sharp Point Drive, Fort Collins, Colorado 80525.

Name of Stockholder	Shares of Common Stock Beneficially Owned **		Percent Owned
BlackRock, Inc.	5,589,074	(1)	14.6%
The Vanguard Group	3,945,943	(2)	10.3%
Yuval Wasserman, President, Chief Executive Officer and Director	242,520	(3)(4)	*
Paul Oldham, Executive Vice President and Chief Financial Officer	1,420		*
Neil Brinker, Executive Vice President and Chief Operating Officer	—		*
Thomas O. McGimpsey, Executive Vice President, General Counsel, Government Affairs & Corporate Secretary	43,064	(3) (4)	*
Thomas Liguori, Former Executive Vice President and Chief Financial Officer	5,116	(6)	*
Grant H. Beard, Chairman of the Board of Directors	48,000	(5)	*
Frederick A. Ball, Director	29,000	(5)	*
Tina M. Donikowski, Director	6,000	(5)	*
Ronald C. Foster, Director	35,500	(5)	*
Edward C. Grady, Director	40,800	(5)	*
Thomas M. Rohrs, Director	30,750	(5)	*
John A. Roush, Director	19,500	(5)	*

All executive officers and directors, as a group (11 persons)	496,554	(7)	1.3%

*	Less than 1%
**	Unless otherwise noted, all shares are held either directly or indirectly by individuals possessing sole voting and investment power with respect to such shares.
(1)
Information as to the amount and nature of beneficial ownership was obtained from the Schedule 13G filed with the SEC on January 24, 2019 by BlackRock, Inc. BlackRock, Inc. reports sole voting power over 5,505,720 shares and sole dispositive power over 5,589,074 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(2)
Information as to the amount and nature of beneficial ownership was obtained from the Schedule 13G filed with the SEC on February 11, 2019 by The Vanguard Group. The Vanguard Group reports sole voting power over 79,490 shares, shared voting power over 6,353 shares, sole dispositive power over 3,864,028 shares and shared dispositive power over 81,915 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(3)	Includes beneficial ownership of the following numbers of shares that may be acquired within 60 days of March 15, 2019 pursuant to stock options granted or assumed by Advanced Energy:
	Yuval Wasserman	127,374
	Paul Oldham	—
	Neil Brinker	—
	Thomas O. McGimpsey	6,995
(4)
Includes beneficial ownership of the following numbers of shares that will be acquired within 60 days of March 15, 2019 pursuant to stock awards (also called “restricted stock units”) granted or assumed by Advanced Energy:

	Yuval Wasserman	—
	Paul Oldham	1,420
	Neil Brinker	—
	Thomas O. McGimpsey	—
(5)	The shares reported in the table do not include awards that will be granted to each non-employee director if such person is reelected to the Board of Directors at the Annual Meeting.
(6)	The shares reported in the table are as of September 11, 2017 based on the last Form 4 filed by Mr. Liguori on September 12, 2017.
(7)	Because of Mr. Liguori's resignation, his shares noted above in the table are not included in this calculation.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This compensation discussion and analysis describes our overall executive compensation philosophy and objectives, with a particular focus on the compensation of our named executive officers that appear in the Summary Compensation Table. Our named executive officers for 2018 were the following five individuals:

•	Yuval Wasserman, President and Chief Executive Officer;

•	Paul Oldham, Executive Vice President and Chief Financial Officer;

•	Neil Brinker, Executive Vice President and Chief Operating Officer;

•	Thomas O. McGimpsey, Executive Vice President, General Counsel, Governmental Affairs & Corp. Secretary; and

•	Thomas Liguori, former Executive Vice President and Chief Financial Officer.
Mr. Liguori served as our Executive Vice President and Chief Financial Officer until January 26, 2018, when he voluntarily terminated employment with us. Mr. McGimpsey was appointed as Interim Chief Financial Officer on such date and served in such capacity until May 2, 2018 when Mr. Oldham became the Chief Financial Officer. As a result of his termination in early 2018, we did not grant any incentive compensation to Mr. Liguori in 2018, and he forfeited all of his performance based compensation that we granted to him in 2017 and the unvested portion of the performance-based compensation that we granted to him in 2016. In addition, we did not make any severance payments to Mr. Liguori in connection with his termination.
Executive Summary and Overview of 2018 Compensation
Our Company’s long-term success depends on our ability to fulfill the expectations of our customers in a competitive environment and deliver value to stockholders. To achieve these goals, it is critical that we are able to attract, motivate, and retain highly talented individuals at all levels of the organization who are committed to the Company’s values and objectives. Accordingly, the Company strives to provide compensation to its executive officers that is (a) linked to stockholder value creation, (b) reflective of the overall performance of the Company, and (c) considerate of the competitive market levels of compensation needed to recruit, retain and motivate top executive talent, while remaining consistent with the other objectives.
As part of the Company’s continued focus on delivering improved stockholder value, the Compensation Committee designs its executive compensation program to closely align executive compensation with stockholders’ interests and reinforce a “pay for performance culture.” Our Compensation Committee reinforced our philosophy of “pay for performance” by making the majority of our named executive officers’ 2018 pay contingent on the achievement of financial performance goals through our Short Term Incentive Plan (which we refer to as the 2018 STI Plan) and our Long Term Incentive Plan (which we refer to as the 2018 LTI Plan), which we discuss in more detail below. In 2018, over 80% of our Chief Executive Officer’s target compensation was performance-based, and over 70% of our other named executive officer’s target compensation was performance-based (pro-rated for those that joined during the year)
Fiscal Year 2018 Business Performance
Fiscal year 2018 was a story of two halves. During the first half of the year, the Company continued its strong growth path and posted record quarterly revenue in both the first and second quarters, led by a strong semiconductor market and continued growth in industrial products and service. However, beginning in the second quarter, we began to see a pause in spending by our semiconductor customers which accelerated through the end of the year. The semiconductor capital equipment market was negatively affected in the second half of 2018 by several global factors including slowing growth in end market demand for semiconductor devices, digestion of equipment capacity, and uncertainty around trade policies and global economic growth. Our business was further impacted by inventory reductions in both semiconductor devices and finished goods inventory at our customers. As a result, in the fourth quarter of 2018 our semiconductor revenue declined 32% year over year and 39% from peak levels in Q1 2018 largely in-line with other semiconductor subsystem suppliers.
Despite the decline in semiconductor revenue in the second half, the Company grew 7% for the full year driven by the record first half, growth in our industrial technology products, share gain, year over year growth in our service offerings, and execution of the Company’s acquisition strategy. During 2018, the Company acquired Trek Holdings Co. Ltd., the electrostatic product line of Monroe Electronics, and LumaSense Technologies Holdings, Inc., adding approximately $39 million in revenue for the year and expanding the Company’s products in both the semiconductor and industrial technologies markets. In addition, during the year the Company introduced multiple new products and achieved significant design wins for next generation technology. We believe increased investment in our core markets begun during this year will enable us to emerge stronger following the pause in semiconductor capital equipment spending.

During this time the Company also accelerated actions to integrate acquisitions, optimize the manufacturing footprint from high cost to low cost regions and improve operational efficiency. Finally, the Company invested in strengthening the management team with the addition of several seasoned executives to help lead growth in the future.
Although the Company did not achieve its planned financial performance for 2018 due to the decline in the semiconductor market in the second half, overall revenues were a record $719 million, non-GAAP operating income from continuing operations* was 27.2% of sales and operating cash flow was its second highest level at $151 million. Highlights of our fiscal year 2018 financial performance in several of our key business metrics, along with comparable measures during fiscal years 2017 and 2016, are set forth below.
* A reconciliation of the non-GAAP measures is provided in Appendix B to this proxy statement.
We believe our compensation programs drive a “pay for performance culture” when you compare the above results over the last three fiscal years.
Compensation Philosophy and Objectives
The Company’s executive compensation program is based on the same objectives that guide the Company in establishing all of its compensation programs:

•	Compensation should promote the long-term focus required for the Company’s success by aligning executive officer’s interests with those of stockholders.

•
Compensation should reflect the level of job responsibility and Company and individual performance. As employees progress to higher levels in the organization, an increasing proportion of their pay is linked to Company performance because those employees are more able to affect the Company’s results.

•
Compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled work force, we must remain competitive with the pay of other premier employers with whom we compete for talent.

Overview of Executive Compensation Program
The Compensation Committee
The Compensation Committee is responsible for establishing, implementing and monitoring adherence with the Company’s compensation philosophy. Accordingly, the Compensation Committee strives to develop and maintain competitive, progressive programs that reward executives for continuous improvement in key financial metrics that drive Company performance and stockholder value. The Compensation Committee also recognizes the need for compensation programs to attract, retain and motivate high-caliber employees, foster teamwork, and maximize the long-term success of Advanced Energy by appropriately rewarding our executives for their achievements. The Compensation Committee evaluates risk and rewards associated with the Company’s overall compensation philosophy and structure. In accordance with the Compensation Committee Charter, the Compensation Committee may delegate authority to subcommittees when appropriate.
The Compensation Committee has the authority to engage independent advisors to assist it in making determinations with respect to the compensation of our executives and other employees. For the 2018 fiscal year, the Compensation Committee engaged Semler Brossy to conduct a competitive review of executive compensation and advise the Committee on other compensation related matters. Information regarding the competitive review is provided below under the heading “Benchmarking Against Peer Companies.” Semler Brossy has not provided any other services to the Company or the Compensation Committee and has not received compensation other than with respect to the services provided to the Compensation Committee. In connection with its engagement of Semler Brossy, the Compensation Committee evaluated Semler Brossy’s independence from management, including the independence of the individual representatives of Semler Brossy who served as the Compensation Committee’s consultants, and determined that Semler Brossy is independent based on the Nasdaq Stock Market’s independence factors.
Role of Executive Officers in Compensation Decisions
The Compensation Committee meets with the Company’s Chief Executive Officer and other senior executives to obtain recommendations with respect to the Company’s compensation programs and practices for executives and other employees. The Compensation Committee takes management’s recommendations into consideration but is not bound by management’s recommendations with respect to executive compensation. The compensation for the Chief Executive Officer is recommended by the Compensation Committee to the Board for its review and ratification. While management attends certain meetings of the Compensation Committee, the Compensation Committee also holds executive sessions not attended by any members of management or by non-independent directors.
Benchmarking Against Peer Companies
One factor that the Compensation Committee considers when making compensation decisions is the compensation paid to executives of a peer group of companies. The Compensation Committee also considers other factors discussed below under the heading “Components of Executive Compensation.”
In consultation with Semler Brossy, the Compensation Committee reviewed its list of peer companies in August 2017 that was used for comparative review for 2018 compensation. The Compensation Committee reviews the peer companies annually to take into account the volatility of the industries Advanced Energy participates in and, while the Compensation Committee attempts to maintain consistency year to year, the Compensation Committee does make adjustments as needed. The list of peer companies consists of the following 14 publicly traded companies of roughly similar size to Advanced Energy all of which are from related industries - including the semiconductor and electronic equipment industries - and compete with Advanced Energy for executive talent:

Peer Companies
Brooks Automation, Inc.	Entegris, Inc.	Photronics, Inc.
Astronics Corporation	Monolithic Power Systems, Inc.	Thermon Group Holdings, Inc.
Rogers Corporation	Kulicke & Soffa Industries, Inc.	Veeco Instruments, Inc.
Coherent	MKS Instruments, Inc.	Power Integrations, Inc.
Ambarella, Inc.	OSI Systems, Inc.
In consultation with Semler Brossy, the Compensation Committee reviewed the compensation of the Company’s executive officers compared to this peer group in November 2017. This review and analysis indicated that, on average, Advanced Energy’s executive officers are compensated at or near the 50th percentile of the peer group. The Compensation Committee continues to retain broad discretion as to the extent to which it uses such information. In early 2018, the Compensation Committee determined it to be in the best interests of the Company to continue to offer compensation at or near the 50th percentile in order to recruit and retain top tier executive talent, within the scope of an executive's duties as compared to benchmark positions and the executive’s performance in prior periods.

Components of Executive Compensation
For 2018, the principal components of compensation for named executive officers were: (1) Base Salary, (2) annual performance-based cash compensation under the 2018 STI Plan, (3) long-term performance-based equity incentive compensation under the 2018 LTI Plan, and (4) Other Benefits, each of which are described in more detail below. In determining the amount and relative allocation among each component of compensation for each named executive officer, the Compensation Committee considered, among other factors, the Company’s and each executive officer’s performance during the year, historical rates of executive compensation, data obtained from management’s recruitment activities, the comparative review and analysis provided by Semler Brossy and alignment with the Company’s overall compensation philosophy. As we mentioned above, the Compensation Committee allocated the majority of our named executive officer’s target compensation in 2018 to performance-based compensation under our 2018 STI Plan and 2018 LTI Plan, consistent with our “pay for performance” philosophy.
Base Salary
Base salaries are set at levels that the Compensation Committee deems to be sufficient to attract and retain highly talented executive officers capable of fulfilling the Company’s key objectives. Base salaries of our named executive officers are also set with the goal of rewarding executive officers on a day-to-day basis for their time and services. For 2018, the Compensation Committee decided to award Mr. Wasserman and Mr. McGimpsey a merit increase in base salary. Mr. Liguori did not receive an increase in base salary in 2018. The 2018 base salaries for Mr. Oldham and Mr. Brinker were based on a combination of factors including review of their most recent salary, peer company compensation, general market trends, as well as consideration of the current salaries of the Company’s executives and senior leadership. The base salaries of each of our named executive officers in 2018 were as follows:

Name	Position	Base Salary (per annum)	% Increase from 2017
Yuval Wasserman	President and Chief Executive Officer	$700,000	8%
Paul Oldham	Executive Vice President and Chief Financial Officer	$400,000	*
Neil Brinker	Executive Vice President and Chief Operating Officer	$425,000	*
Thomas O. McGimpsey	Executive Vice President, General Counsel, Government Affairs & Corporate Secretary**	$350,000	3%
Thomas Liguori	Former Executive Vice President and Chief Financial Officer	$420,000	—%

* Mr. Oldham joined the Company on May 2, 2018 and Mr. Brinker joined the Company on June 18, 2018.
**Mr. McGimpsey was appointed Interim Chief Financial Officer upon Mr. Liguori’s departure on January 26, 2018 and served in that role until May 2, 2018.
2018 Short Term Incentive Plan Compensation
The 2018 STI Plan provides the Company’s management team, including each of the named executive officers, with an opportunity to earn an annual cash bonus based on the Company’s achievement of certain financial performance goals and, in the case of Mr. Wasserman, a portion is based on the achievement of individual strategic goals. Based on Mr. Liguori’s resignation in January 2018, he was not awarded a cash bonus.
The Compensation Committee set each of our named executive officers’ target bonus opportunity as a percentage of his base salary. Actual bonuses awarded to each of our named executive officers may range from 0% to 200% of target, depending on actual company and individual performance, as described below. For 2018, these annual bonus targets were as follows:

Name	Target as a % of Base Salary	Target ($)
Yuval Wasserman	100%	$700,000
Paul Oldham*	70%	$187,178
Neil Brinker**	70%	$160,568
Thomas O. McGimpsey	60%	$210,000
* Pro-rated based on hire date of May 2, 2018
** Pro-rated based on hire date of June 18, 2018

Our named executive officers’ annual bonuses are paid out of a bonus pool, the size of which is contingent on the achievement of certain financial performance goals. Achievement of the various performance goals listed in the table below determines the size of the bonus pool for Mr. Oldham’s, Mr. Brinker’s and Mr. McGimpsey’s entire bonus amount, and $400,000 of Mr. Wasserman’s annual target bonus. The Compensation Committee selected the specific financial performance metrics for the 2018 STI Plan because such metrics are aligned with the Company’s overall strategic plan. Specifically, the Compensation Committee believes that the non-GAAP metrics are better indicators of the operating performance.

Values in $MMs, except as noted		Performance Goals			Actual Performance
Financial Performance Metric	Weight	Threshold (50% Payout)	Target *** (100% Payout)	Stretch (200% Payout)	Dollar Value	% Incentive Earned	Weighted Payout %
Revenue *	50%	$598	$797	$1,011	$719	81%	40%
Non GAAP Operating Income from Continuing Operations *	30%	$182	$243	$304	$195	61%	18%
Operational Cash Flow **	20%	$165	$220	$275	$185	68%	14%

					Overall Achievement		72%
					Adjusted Achievement		65%

* Non GAAP Operating Income from Continuing Operations must be met to trigger pool funding for that goal and for the Revenue goal. Under the 2018 STI Plan, Non GAAP Operating Income from Continuing Operations excludes non-cash related charges and non-recurring items.

** Operational Cash Flow is not dependent on the other goals and represents cash flow from non-GAAP operating income, adjusted for changes in working capital and excluding any tax rate on repatriation of capital. For changes in working capital, the Compensation Committee may exclude favorable impacts resulting from acquired cash in acquisitions.

*** Achievement percentages between the threshold and target and between the target and stretch levels are interpolated.
Based on our performance during 2018 as discussed above, the bonus pool was funded at 72%, but adjusted by the Compensation Committee to 65% to reflect the lower corporate performance in the second half of 2018.
Mr. Wasserman received a 65% payout of the $400,000 portion of his bonus opportunity related to Company financial performance. The remaining $300,000 of Mr. Wasserman’s target annual bonus is based on the achievement of individual performance goals determined at the discretion of the Compensation Committee. The Compensation Committee determined that Mr. Wasserman should receive 155% of the remaining $300,000 based on the following performance achievements:

•	Built and expanded a highly talented management team, including Mr. Oldham our CFO, Mr. Brinker our COO, Ms. Isabel Yang our CTO and other key roles reporting to these individuals

•	Added incremental revenue through acquisitions, including Lumasense, Trek, and Monroe’s electrostatic business

Based on the corporate achievement of 65% as noted above and Mr. Wasserman's individual performance, the NEOs achieved the following payouts for 2018:

	Financial (Actual at 65% of Target)		Individual Performance (Actual at 155% of Target)
Name	Target	Actual	Target	Actual
Yuval Wasserman	$400,000	$260,000	$300,000	$465,000
Paul Oldham*	187,178	121,940	—	—
Neil Brinker*	160,568	104,423	—	—
Thomas McGimpsey	210,000	136,500	—	—

* Pro-rated amount based on their start date in 2018.
For Mr. Wasserman’s 2019 short-term incentive, the Compensation Committee determined to (i) increase the weighting on the financial component to 100%, aligning with the other NEOs and (ii) allow for an adjustment of 90% - 110% (a +/- 10% modifier) of the financial performance score based on an assessment of performance by the Compensation Committee against individual performance goals. For example, at 200% financial performance attainment, the maximum payout could be as high as 220% but not lower than180% (i.e., +/- 10%).

2018 Long-Term Equity Incentive Compensation
    During 2018, each of our named executive officers (other than Mr. Liguori) also participated in the 2018 LTI Plan, pursuant to which we granted equity awards under the Company’s 2017 Omnibus Incentive Plan, as amended. Because Mr. Liguori terminated employment in January, he was not eligible to participate in the 2018 LTI Plan. For 2018, the Compensation Committee determined the following 2018 target dollar value for equity awards granted to each of our named executive officers:

Name	2018 LTI Plan Target Grant Date Fair Value
Yuval Wasserman	$3,000,000
Paul Oldham *	$534,795
Neil Brinker *	$431,781
Thomas O. McGimpsey	$700,000

* Pro-rated amount based on their start date in 2018.
LTI Plan targets are set at levels that the Compensation Committee deems to be sufficient to attract and retain highly talented executive officers capable of fulfilling the Company’s key objectives. In consultation with Semler Brossy, the Compensation Committee reviewed the LTI Plan targets of the Company’s executive officers compared to the peer group and general market data to determine an LTI Plan target award value. The Committee determined that each of the named executive officers listed above would receive (a) 50% of the LTI Plan award value in the form of time-based restricted stock units with a minimum performance threshold and (b) 50% of the LTI Plan award value in the form of performance stock units. We determined the number of restricted stock units and performance stock units to be granted to each named executive officer by dividing each named executive officer’s target grant date value indicated above by the 30-day trailing average of the closing price of the Company’s common stock leading up to the grant date. For Messrs. Wasserman and McGimpsey, the grant date was February 2, 2018. For Messrs. Oldham and Brinker the grant dates were May 2, 2018 and June 18, 2018, based on their respective hire date. In addition, Mr. Brinker received a one-time grant of 7,531 restricted stock units following his hire date to compensate him for lost stock options from his prior employer. Mr. Brinker’s one-time grant restricted stock units vest ratably over a two (2) year period with ½ vesting on each anniversary of the grant date. You can also find further details regarding the number of restricted stock units and performance stock units that we granted to each of the named executive officers under the 2018 LTI Plan in the “Grants of Plan-Based Awards” table below.
The grants of restricted stock units in 2018 vest ratably over a three (3) year period with 1/3 vesting on each anniversary of the grant date so long as the Company achieves positive Non-GAAP operating income from continuing operations for 2018.
The performance stock units will vest based on the achievement of revenue and non-GAAP earnings per share (“Non-GAAP EPS”) from continuing operations over a 3-year performance period (2018-2020). All or a portion of such performance stock units can vest in any quarter during such three-year performance period if any of the performance goals are independently met over a trailing four quarter period (with the first measurement occurring at the end of the fourth quarter of 2018). The Compensation Committee believes this early-earning opportunity aligns incentives with the business strategy of accelerating growth of the organization. Three-year targets are based on aspirational goals and represent growth rates well above the underlying markets in which we operate. Some or all of the awards may be earned prior to the end of the 3-year performance period if growth rates exceed these difficult targets. Since awards are granted annually, there is an “overlapping” effect mitigating the risk of actions to accelerate the earning of any specific year’s award. A threshold level of Non-GAAP EPS (indicated in the table below) must be met for any performance stock units to vest, even the performance stock units that otherwise vest based on the achievement revenue goals.
The performance goals for the 2018 LTI performance stock units were as follows:

2018 LTI Performance Stock Unit Performance Goals
Financial Performance Metric	Weight	Threshold (50% payout)	Target (100% payout)	Stretch (200% payout)
Revenue	50%	$900 million	$1.13 billion	$1.25 billion
Non GAAP EPS	50%	$5.50	$6.00	$6.50

At the end of the 3-year performance period, we will interpolate performance between threshold and target and target and stretch for the last trailing four quarter period in the 3-year performance period and vest any remaining performance stock units accordingly.
Because the Company achieved positive Non-GAAP operating income from continuing operations for 2018, the restricted stock units that we granted in 2018 will vest ratably over a three (3) year period, with 1/3 vesting on each anniversary of the grant, provided that the named executive officer remains continuously employed through such date. With regard to the performance stock units that we granted in 2018, over the four quarter period beginning on January 1, 2018 and ending on December 31, 2018, the Company did not achieve the threshold performance goals for revenue or Non-GAAP EPS, and accordingly, no vesting of such performance stock units occurred during 2018. As a result, Messrs. Wasserman, Oldham, Brinker and McGimpsey were each granted and earned the number of 2018 LTI stock units reported in the table below:

Name	2018 LTI Restricted Stock Units Granted (#)	2018 LTI Restricted Stock Units Earned during 2018 (#)	2018 LTI Performance Stock Units Earned during 2018 (#)
Yuval Wasserman	20,699	6,890	—
Paul Oldham	4,260	1,420	—
Neil Brinker	3,331	1,111	—
Thomas O. McGimpsey	4,822	1,608	—
2017 Long-Term Incentive Plan Performance Stock Units
    In 2017, we awarded each of our named executive officers performance stock units under our 2017 LTI Plan that vest based on our achievement of performance metrics over a three (3) year performance period (2017-2019). Like the performance stock units that we granted in 2018, all or a portion of the 2017 LTI performance stock units can vest in any quarter during the three-year performance period if any of the performance goals are independently met over a trailing four quarter period. The performance goals for the 2017 LTI performance stock units were as follows:

2017 LTI Performance Stock Unit Performance Goals
Financial Performance Metric	Weight	Threshold (50% payout)	Target (100% payout)	Stretch (200% payout)
Revenue	50%	$650 million	$750 million	$850 million
Non GAAP EPS	50%	$3.00	$3.50	$4.00
Prior to 2018, all the 2017 LTI performance stock units based on Non-GAAP EPS had vested because we achieved the Non-GAAP EPS stretch goal in 2017, and a portion of the 2017 LTI performance stock units based on revenue had vested because we achieved the threshold revenue goal in 2017. During the four quarters beginning January 1, 2018 and ending December 31, 2018, we achieved $718.9 million in revenue which did not meet the target revenue goal, so no additional 2017 performance stock units vested during 2018.
2016 Long-Term Incentive Plan Performance Stock Units
    In 2016, we awarded each of our named executive officers performance stock units under our 2016 LTI Plan that vest based on our achievement of performance metrics over a three (3) year performance period (2016-2018). Like the performance stock units that we granted in 2018 and 2017, all or a portion of the 2016 LTI performance stock units can vest in any quarter during the three-year performance period if any of the performance goals are independently met over a trailing four quarter period. The performance metrics for the 2016 LTI performance stock units were as follows:

2016 LTI Performance Stock Unit Performance Goals
Financial Performance Metric	Weight	Threshold (50% payout)	Target (100% payout)	Stretch (200% payout)
Revenue	50%	$550 million	$650 million	$750 million
Non GAAP EPS	50%	$2.50	$3.00	$3.50
Prior to 2018, all the 2016 LTI performance stock units based on Non-GAAP EPS vested because we achieved the Non-GAAP EPS stretch goal in 2016, and a portion of the 2016 LTI performance stock units based on revenue had vested because we achieved the target revenue goal in 2016. During the four quarters beginning January 1, 2018 and ending December 31, 2018, we achieved $718.9 million in revenue. Since the 2016 LTI Plan is at the end of its 3-year measurement period, achievement between the $650 million target revenue goal and the $750 million stretch revenue goal is interpolated and resulted in 68.9% vesting of the remaining revenue-based performance units. As a result, Messrs. Wasserman and McGimpsey each earned the number of 2016 LTI stock units reported in the table below during 2018. Mr. Ligouri did not vest in any performance stock units in 2018 as a result of his voluntary resignation of employment.

Name	2016 LTI Performance Stock Units Earned in 2018 (#)
Yuval Wasserman	10,603
Thomas O. McGimpsey	3,181
Additional information regarding the number of stock units that vested under our 2016, 2017, and 2018 LTI Plans for each named executive officer in 2018 can be found below in the “2018 Option Exercises and Stock Vested” table, and information regarding the number of stock units that are unvested but remain outstanding for each named executive officer can be found below in the “2018 Outstanding Awards at Fiscal Year End” table.
Other Benefits
As U.S. employees, the executives were eligible to participate in health and welfare benefits, as offered to our U.S. workforce, designed to attract and retain a skilled workforce in a competitive marketplace. These benefits help ensure that the Company has a healthy and focused workforce through reliable and competitive health and other personal benefits. These benefits were considered in relation to the total compensation package but did not materially impact decisions regarding other elements of executive officer compensation.
All U.S. employees of the Company, including the executive officers, are eligible to participate in the Company’s 401(k) savings plan and are eligible to receive matching contributions from the Company of fifty percent (50%) of the first six percent (6%) of compensation contributed to the plan by the employee.
All U.S. employees of the Company, excluding the executive and senior leadership team through vice presidents, are eligible to participate in the Company’s Employee Stock Purchase Plan (“ESPP”), which allows for employees to purchase shares of the Company’s common stock with funds withheld directly from their pay. The ESPP also provides participants with a right to purchase a limited number of shares of common stock of the Company at a purchase price equal to the lesser of eighty five percent (85%) of the fair market value of the stock on either the opening or closing date of an offering period under the plan.
Tax and Accounting Implications
When determining the compensation packages of our named executive officers, the Compensation Committee considers all factors that may have an impact on our financial performance such as accounting rules and tax regulations, including Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows a tax deduction to publicly traded corporations for compensation in excess of $1 million paid for any fiscal year to certain covered executives. Prior to the Tax Cuts and Jobs Act enacted in 2017 (the “Tax Reform Act”), certain performance-based compensation was potentially exempt from the $1 million deduction limit. However, under the Tax Reform Act, only qualifying performance-based compensation that is paid pursuant to a written binding contract in effect on November 2, 2017 will be exempt from the deduction limit. Only Mr. Wasserman and Mr. McGimpsey have qualifying performance-based compensation that may be paid pursuant to written binding contracts in effect as of November 2, 2017.
Accordingly, any compensation paid pursuant to new compensation arrangements entered into after November 2, 2017, even if performance-based, will count towards the $1 million fiscal year deduction limit if paid to a covered executive. Because the Compensation Committee believes that the potential deductibility of compensation is only one of a number of relevant factors to consider when awarding compensation, and as a result of the changes made to Section 162(m) by the Tax Reform Act, some of the compensation we provide to our executive officers may not be deductible.
Response to the 2017 Advisory Vote on Executive Compensation
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the SEC’s rulemakings thereunder, we offered our stockholders an advisory vote on executive compensation as set forth more fully in our 2018 proxy statement. As reported on the Current Report on Form 8-K filed with the SEC on May 4, 2018, over 29.6 million shares of our common stock voted in favor of the executive compensation paid to our named executive officers at our 2018 Annual Meeting, representing approximately 95% of the votes cast on the proposal. In light of this approval rate, our Compensation Committee believed that no significant changes to our compensation programs were required. We will continue to carefully consider our annual votes in making future compensation decisions. We value the feedback of all of our stockholders and encourage all of our stockholders to vote on Proposal No. 3 as contained in this proxy statement.
Anti-Hedging Policy
The Company’s insider trading policy prohibits hedging transactions with respect to the Company’s common stock.
Stock Ownership Policy
In February 2014, our Board of Directors adopted a Stock Ownership Policy, effective for years beginning with 2014, which is applicable to the Chief Executive Officer, the executive officers reporting to the Chief Executive Officer (which includes each of the other named executive officers) and non-employee members of the Board of Directors. The Stock Ownership Policy provides that (a) the Chief Executive Officer shall own an amount of stock of the Company with a value equal to at least five (5) times his or her annual base salary (excluding any bonus, award or special compensation), (b) the named executive officers reporting to the Chief Executive Officer shall own an amount of stock of the Company with a value equal to at least three (3) times his or her annual base salary (excluding any bonus, award or special compensation), and (c) non-employee members of the Board of Directors shall own an amount of stock of the Company with a value equal to at least five (5) times the annual retainer for Board service (exclusive of any compensation for Committee service, meeting fees, leadership roles and the like), based in each case, on the volume weighted average closing price of the Company’s stock for the two fiscal years as of December 31 of the applicable year and subject to the terms in the policy. The policy provides for a phase-in period over five years to achieve the respective ownership goal. All named executive officers and non-employee members of the Board either currently conform to the policy or are on track to fully comply.
Compensation Committee Report
The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in a document filed under the Securities Act or the Exchange Act.
The Compensation Committee of the Board has reviewed and discussed with management the above Compensation Discussion and Analysis for fiscal year 2018. Based upon the review and discussions, the Compensation Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for its 2018 Annual Meeting.
This report is submitted by the Compensation Committee.
Edward C. Grady, Chair
Grant H. Beard
John A. Roush
Compensation Risk Assessment
In 2018, the Compensation Committee, with the assistance of Semler Brossy, reviewed the formal risk assessment for all our incentive compensation programs that have material impact on our financial statements. In conducting such review, the Compensation Committee considered key information about each incentive compensation plan within our compensation program, including the number of participants, target annual awards, performance metrics, and design features. As a result of such review, the Compensation Committee determined that none of our incentive plans present a material adverse risk to the financial statements of the Company.
Compensation Committee Interlocks and Insider Participation
The current members of the Compensation Committee are Messrs. Grady (Chair), Beard and Roush. There are no interlocking relationships as defined in the applicable SEC rules.
During 2018, no executive officer of Advanced Energy served as a member of the board of directors or compensation committee of another company that has any executive officers or directors serving on Advanced Energy’s Board of Directors or its Compensation Committee.
Change in Control and General Severance Agreements
The Company entered into certain executive change in control and general severance agreements (the “agreements”) in 2018 with Messrs. Wasserman, Oldham, Brinker and McGimpsey. The agreements provide each of the executive officers with severance payments and certain benefits in the event of a termination without cause (as defined in the agreements) at any time (known as the “General Severance Benefits”), or a termination without cause or for good reason (as defined in the agreements) following an actual, or during a pending, change in control (known as “CIC Benefits”). The Company provides CIC Benefits in order to keep management focused on the Company’s stated corporate objectives irrespective of whether the achievement of such objectives makes the Company attractive for acquisition, and to avoid the distraction and loss of key management that could occur in connection with a rumored or actual change in corporate control. The Company decided to also provide General Severance Benefits in these agreements after determining that such benefits were commonly provided by the Company’s peers. The Compensation Committee approved the terms and conditions of the agreements based on consideration of marketplace benchmark data and the Company’s retention objectives.
Under these agreements, if the executive’s employment is terminated without cause (and not in connection with a change in control), then the General Severance Benefits provided to the executive are: (a) all then accrued compensation, (b) a lump sum payment equal to one times (1x) (or in the case of the Chief Executive Officer, one and a half times (1.5x)) the executive's then current annual base salary, (c) continuation of insurance and other benefits for twelve (12) months following the date of termination, (d) an amount equal to the contributions that would have been made to the Company’s retirement plans on behalf of executive, if the executive had continued to be employed for twelve (12) months following the date of termination, and (e) reimbursement, up to $15,000, for outplacement services.
Under these agreements, in the event of an executive’s termination without cause or for good reason within 12 months following an actual, or during a pending, change in control, the CIC Benefits provided to the executive are: (a) all then accrued compensation and a pro-rata portion of executive’s target bonus for the year in which the termination is effected, (b) a lump sum payment equal one and a half times (1.5x) the executive’s then current annual base salary and target bonus for the year in which the termination is effected (or in the case of the Chief Executive Officer, two times the then current annual base salary and target bonus amount), (c) continuation of insurance and other benefits for 18 months following the date of termination, (d) an amount equal to the contributions that would have been made to the Company’s retirement plans on behalf of executive, if the executive had continued to be employed for twelve (12) months following the date of termination, (e) reimbursement, up to $15,000, for outplacement services, and (f) full vesting and right to exercise all stock options, equity grants and other equity awards (at maximum) then held by the executive so terminated.
The payment of the General Severance Benefits and CIC Benefits under these agreements are conditioned upon the executive's execution of a release of claims against the Company.
CEO Pay Ratio
As required by Securities and Exchange Commission rules, we are providing the following information about the ratio of the median annual total compensation of our employees and the annual total compensation of Mr. Wasserman, our CEO. For the year ended December 31, 2018:

•	the median of the annual total compensation of all employees of our Company was reasonably estimated to be $45,865. The median employee is employed in Korea as a Quality Engineer II.

•	the annual total compensation of Mr. Wasserman was $4,316,713.

•	Based on this information, the ratio of the annual total compensation of our chief executive officer to the median of the annual total compensation of all other employees is estimated to be 94 to 1.
Excluding our CEO, we identified the median employee by examining the 2018 total actual compensation, which includes annual base salary, cash allowances, cash incentives and long-term equity, for all individuals who we employed on December 31, 2018, the last day of our payroll year. We included all our employees, whether full-time, part-time, or seasonal, including any interns, fixed-term, temporary employees, or individuals that we employ through an agency. We annualized the total actual compensation for any individual that works full-time, but we hired after January 1, 2018. For any employee that we paid in currency other than U.S. Dollars, we then applied the applicable foreign currency exchange rate as of December 31, 2018 to convert such employee’s total compensation into U.S. Dollars.
Once we identified our median employee, we added together all of the elements of such employee’s compensation for 2018 in the same way that we calculate the annual total compensation of our named executive officers in the Summary Compensation Table. To calculate our ratio, we divided Mr. Wasserman’s annual total compensation as reported in the Summary Compensation Table, by the median employee’s annual total compensation.
Equity Compensation Plan Information
The Company currently maintains two equity compensation plans: the Company’s 2017 Omnibus Incentive Plan, as amended, and the Employee Stock Purchase Plan (“ESPP”). Both plans were approved by the Company’s stockholders. The following table sets forth the number of shares of common stock subject to outstanding options and other rights, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of December 31, 2018 in each of the equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)(a)		Weighted average exercise price of outstanding options, warrants and rights ($)(b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (#)(c)
Equity compensation plans approved by security holders	230,067	(1)	20.73	2,915,898
Equity compensation plans not approved by security holders	—		—	—
Total	230,067		20.73	2,915,898

(1) Includes 230,067 shares subject to stock options
Management
Executive officers of the Company are appointed by the Board and serve until their successors have been appointed and qualified or until their earlier resignation or removal by the Board. The following table sets forth names and ages of our current executive officers of the Company and their respective positions with the Company as of the date of this proxy statement:

Name	Age	Position	Principal Occupation and Business Experience
Yuval Wasserman	64	President, Chief Executive Officer and Director	A summary of Mr. Wasserman’s business experience is included in Proposal No. 1 on page [X].
Paul Oldham	55	Executive Vice President, Chief Financial Officer
Mr. Oldham joined the Company in May 2018 as its Executive Vice President & Chief Financial Officer. Previously Mr. Oldham served as the Senior Vice President of Administration, Chief Financial Officer and Corporate Secretary of Electro Scientific Industries, Inc., a developer and manufacturer of laser-based production equipment (“ESI”), from February 17, 2016 until December 4, 2017, and as the Vice President of Administration, Chief Financial Officer and Corporate Secretary of ESI from January 7, 2008 until February 16, 2016. Prior to joining ESI, Mr. Oldham was employed at Tektronix, Inc., a test, measurement, and monitoring company, since 1988, where he held several senior leadership positions, including Vice President Finance and Corporate Controller, Vice President - Treasurer and Investor Relations and European Operations Controller.  Mr. Oldham has a Bachelor’s Degree in Accounting and an MBA in accounting and finance from Brigham Young University.

Neil Brinker	43	Executive Vice President, Chief Operating Officer
Mr. Brinker joined the Company in June 2018 as its Executive Vice President & Chief Operating Officer. Previously, Mr. Brinker served as the Group President of the IDEX Corporation (“IDEX”), from July 2015, and was Platform President of IDEX’s Material Processing Technologies from May 2014 to July 2015 and General Manager of IDEX’s Fluid Management business from April 2012 to May 2014. Prior to IDEX, Mr. Brinker was a Director of Global Operations at Danaher Corporation (“Danaher”) from July 2009 to April 2012 and held several other operations management leadership positions at Danaher from February 2007 to July 2009. Prior to Danaher, Mr. Brinker held various management positions at General Motors Company from 2001 to 2007. Mr. Brinker holds a B.S.M.E. degree from Michigan State University, a Master of Engineering from the University of Michigan and an MBA from Eastern Michigan University.

Name	Age	Position	Principal Occupation and Business Experience
Thomas O. McGimpsey	57	Executive Vice President, General Counsel, Government Affairs & Corporate Secretary
Mr. McGimpsey joined the Company in April 2009 and serves as its Executive Vice President - General Counsel, Government Affairs & Corporate Secretary. Mr. McGimpsey was the interim Chief Financial Officer from January to May in 2018, the Corporate Development Officer from 2011 to 2015 and managed the IT Department from 2010 to 2013, all while serving as General Counsel. Prior to joining the Company, Mr. McGimpsey was a Vice President of Operations at First Data Corporation from February 2008 to April 2009. During 2007, Mr. McGimpsey was a consultant and legal advisor to various companies. Prior to that, Mr. McGimpsey was the Executive Vice President of Business Development & Chief Legal Officer for McDATA Corporation from July 2000 to January 2007 when the company was sold. From February 1998 until its sale in June 2000, Mr. McGimpsey held the position of Director and Senior Corporate Attorney at US WEST, Inc. From 1991 to 1998, Mr. McGimpsey was in private practice at national law firms. From 1984 to 1988, Mr. McGimpsey was a Senior Engineer for Software Technology, Inc. (a Harris company). Mr. McGimpsey has been on the Board of Directors of CPP, Inc., an international engineering services company, since August 2015 and has been a Commissioner on the Colorado Commission on Higher Education since July 2015. Mr. McGimpsey received his Executive MBA (with honors) from Colorado State University, his Juris Doctor degree from the University of Colorado and his B.S. degree in Computer Science from Embry-Riddle Aeronautical University. Mr. McGimpsey is a National Association of Corporate Directors (NACD) Board Leadership Fellow and is licensed to practice law in New York, Colorado, Florida and before the U.S. Supreme Court.

Summary Compensation
The following table shows compensation information for fiscal 2016, 2017, and 2018 for the named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Yuval Wasserman	2018	700,000	—	2,880,846	—	725,000	—	10,867	4,316,713
President and Chief Executive	2017	650,000	—	3,900,326	—	977,250	—	12,415	5,539,991
Officer	2016	625,000	—	2,581,217	—	889,500	—	9,880	4,105,597

Paul Oldham	2018	267,397	—	520,998	—	121,940	—	7,626	917,961
Executive Vice President and	2017	—	—	—	—	—	—	—	—
Chief Financial Officer	2016	—	—	—	—	—	—	—	—

Neil Brinker	2018	229,384	150,000	855,867	—	104,423	—	965	1,340,639
Executive Vice President and	2017	—	—	—	—	—	—	—	—
Chief Operating Officer	2016	—	—	—	—	—	—	—	—

Thomas O. McGimpsey	2018	350,000	—	672,090	—	136,500	—	10,352	1,168,942
Executive Vice President and	2017	340,000	—	975,020	—	404,960	—	11,173	1,731,153
General Counsel	2016	330,000	—	774,348	—	273,240	—	9,983	1,387,571

Thomas Liguori	2018	49,538	—	—	—	—	—	—	49,538
Former Executive Vice President and	2017	420,000	—	1,498,162	—	—	—	11,173	1,929,335
Chief Financial Officer (4)	2016	400,000	—	919,937	—	386,400	—	9,616	1,715,953

(1)	In 2018, the Company paid a cash bonus to Mr. Brinker for a signing bonus.
(2)
The value of the Stock Awards listed relate to the Long Term Incentive Plan and represents the full grant date value in accordance with FASB ASC Topic 718 of: (a) time-based restricted stock units with one-third vesting on each anniversary of the date of grant and, for 2018, was conditioned on the Company achieving positive non-GAAP operating income from continuous operations and (b) performance stock unit awards that may vest during a 3 year period contingent on achievement of certain performance goals. The value of the 2018 performance stock units are shown in the table assuming the target performance goals were met. The 2018 maximum amount of total stock awards assuming 200% achievement for Messrs. Wasserman, Oldham, Brinker, and McGimpsey would be $4,321,338, $781,436, $1,058,059, and $1,008,205, respectively. The value of the 2017 performance stock units are shown in the table assuming the target performance goals were met. The 2017 maximum amount of total stock awards assuming 200% achievement for Messrs. Wasserman, Liguori, and McGimpsey would be $5,229,490, $1,936,804, and $1,307,342, respectively. The value of the 2016 performance stock units are shown in this table assuming 190% of the performance goals were met. The 2016 maximum amount of the total stock awards assuming 200% achievement for Messrs. Wasserman, Liguori, and McGimpsey would be $2,624,970, $937,451 and $787,483, respectively. The assumptions used to calculate the value of Stock Awards are set forth under Note 17 of the Notes to Consolidated Financial Statements included in Advanced Energy’s Annual Report on Form 10-K for fiscal year ended December 31, 2018 filed with the SEC on February 21, 2019.

(3)
For each named executive officer, the amount shown in this column represents the amount earned under the STI plan with respect to the year shown, though the amounts were actually paid in the subsequent fiscal year pursuant to the terms of the STI plan.

(4)
All other compensation for each named executive officer consists of a 401(k) employer matching contribution and the cost of excess life insurance and disability insurance premiums that the Company paid on behalf of the named executive officer.

(5)
Mr. Liguori was named Executive Vice President and Chief Financial Officer effective May 18, 2015. Mr. Liguori served as our Executive Vice President and Chief Financial Officer until January 26, 2018, when he voluntarily terminated employment with the Company to pursue another opportunity.

2018 Grants of Plan-Based Awards
The following table shows all plan-based awards granted to the named executive officers during 2018. The option awards and the unvested portion of the stock awards identified in the table below are also reported in the Outstanding Equity Awards at 2018 Year-End Table on the following page.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Yuval Wasserman	—	—	700,000	1,400,000	—	—	—	—	—	—	—
	2/2/2018	—	—	—	10,334	20,669	41,339	—	—	—	1,440,423
	2/2/2018	—	—	—	—	—	—	20,669	—	—	1,440,423

Paul Oldham	—	—	187,178	374,356	—	—	—	—	—	—	—
	5/2/2018	—	—	—	2,130	4,260	8,519	—	—	—	260,499
	5/2/2018	—	—	—	—	—	—	4,260	—	—	260,499

Neil Brinker	—	—	160,568	321,136	—	—	—	—	—	—	—
	6/18/2018	—	—	—	1,666	3,331	6,662	—	—	—	202,192
	6/18/2018	—	—	—	—	—	—	3,331	—	—	202,192
	7/17/2018	—	—	—	—	—	—	7,531	—	—	451,483

Thomas O. McGimpsey	—	—	210,000	420,000	—	—	—	—	—	—	—
	2/2/2018	—	—	—	2,410	4,822	9,645	—	—	—	336,045
	2/2/2018	—	—	—	—	—	—	4,822	—	—	336,045

(1)
Amounts shown are estimated payouts for 2018 under the Company’s STI plan. The target bonus amount equals a specified percentage of each named executive officer’s base salary as of December 31, 2018, as described in more detail above under “-Components of Executive Compensation-2018 Short Term Incentive Plan Compensation.” The maximum amount shown is 2.0 times the target bonus amount for each of the named executive officers. Actual bonuses received by these named executive officers for 2018 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

(2)
Reflects the performance stock units that vest upon the Company’s achievement of certain performance goals during the three year period 2018-2020. These awards are described in more detail above under “-Components of Executive Compensation-2018 Long-Term Equity Incentive Compensation.”

(3)
The awards with grant dates of 2/2/2018, 5/2/2018, and 6/18/2018 reflect restricted stock units that vest in 1/3 on each anniversary of the grant date, contingent on the Company achieving positive non-GAAP operating income from continuous operations. These awards are described in more detail above under “-Components of Executive Compensation-2018 Long-Term Equity Incentive Compensation.” The award with a grant date of 7/17/2018 is a one-time new hire award and reflects restricted stock units that vest in 1/2 on each anniversary of the grant date.

(4)	The value of the restricted stock units and performance stock units are based on the fair value as of the grant date of such award determined pursuant to FASB ASC Topic 718.

2018 Outstanding Equity Awards at Fiscal Year-End
The following table shows all outstanding equity awards held by the named executive officers as of December 31, 2018. The following awards identified in the table below are also reported in the Grants of Plan-Based Awards Table on the previous page.

	Option Awards					Stock Awards
Name	Number of Exercisable Securities Underlying Unexercised Options (#)	Number of Unexercisable Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Yuval Wasserman	—	—	—	—	—	55,991	(3)	2,403,694	15,757	676,448
	43,429	—	—	18.77	10/1/2024	—		—	—	—
	83,945	—	—	26.32	2/5/2025	—		—	—	—

Paul Oldham	—	—	—	—	—	4,260	(4)	182,882	2,130	91,441

Neil Brinker	—	—	—	—	—	10,862	(5)	466,306	1,666	71,521

Thomas O. McGimpsey	—	—	—	—	—	14,694	(6)	630,813	3,765	161,631
	6,995	—	—	26.32	2/5/2025	—		—	—	—

(1)
Calculated based on the achieved performance for fiscal 2018. Performance stock units can vest in any quarter during their respective three-year performance period if any of the performance goals are independently met over a trailing four quarter period. These awards are described in more detail above under “-Components of Executive Compensation."

(2)	All options expire 10 years following the date of issuance and vest one-third per year over three (3) years.
(3)
14,120 shares vested on February 2, 2019, 10,259 shares vested on February 4, 2019, 10,603 shares vested on February 22, 2019, 14,120 shares vest on February 2, 2020 and 6,889 shares vest on February 2, 2021.

(4)	1,420 shares vest on May 2, 2019, 2020 and 2021.
(5)	1,111 shares vest on June 18, 2019, 3,766 shares vest on July 17, 2019, 1,110 shares vest on June 18, 2020, 3,765 shares vest on July 17, 2020 and 1,110 shares vest on June 18, 2021.
(6)
3,415 shares vested on February 2, 2019, 3,077 shares vested on February 4, 2019, 3,181 shares vested on February 22, 2019, 3,414 shares vest on February 2, 2020 and 1,607 shares vest on February 2, 2021.

2018 Option Exercises and Stock Vested
The following table shows all stock options exercised and value realized upon exercise, as well as all stock awards vested and value realized upon vesting, by the named executive officers during 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
Yuval Wasserman	55,540	2,702,621	77,361	(2)	5,161,877
Paul Oldham	—	—	—		—
Neil Brinker	—	—	—		—
Thomas O. McGimpsey	—	—	20,238	(3)	1,349,976

(1)	The value realized equals the market value of the Company's common stock on the release date, multiplied by the number of shares that vested.
(2)	Of this number, 34,066 shares were withheld by the Company to cover tax withholding obligations.
(3)	Of this number, 8,962 shares were withheld by the Company to cover tax withholding obligations.
Pension Benefits
Advanced Energy’s named executive officers do not participate in any defined-benefit pension plan. Advanced Energy does not maintain any plan for our executives that provides for payments or other benefits at, following, or in connection with retirement other than the tax-qualified 401(k) plan, a defined contribution plan.
Non-qualified Deferred Compensation
The Company does not maintain a non-qualified deferred compensation plan.
Potential Payments upon Termination or Change in Control
The following table describes the potential payments and benefits Mr. Wasserman, Mr. Oldham, Mr. Brinker and Mr. McGimpsey would be entitled to under the Company’s compensation and benefit plans and arrangements assuming their employment terminated on December 31, 2018 due to a change in control, severance, a voluntary termination, death, and disability.

Name	Benefits	Change in Control Termination w/o Cause or for Good Reason (1)(2)(3)		General Severance for Terminationw/out Cause or for Good Reason		Voluntary Termination	Death		Long- Term Disability
Yuval Wasserman	Prorated target bonus	$700,000	(4)	$—		—	$1,000,000	(11)	$102,000	(12)
	Severance	1,400,000	(5)	1,050,000	(6)	—	—		—
	Target bonus	1,400,000	(7)	—		—	—		—
	Outplacement services	15,000	(9)	15,000	(8)	—	—		—
	Continuation of benefits	41,115	(9)	27,410	(10)	—	—		—

Paul Oldham	Prorated target bonus	187,178	(4)	—		—	800,000	(11)	102,000	(12)
	Severance	600,000	(5)	400,000	(6)	—	—		—
	Target bonus	280,767	(7)	—		—	—		—
	Outplacement services	15,000	(9)	15,000	(8)	—	—		—
	Continuation of benefits	57,071	(9)	38,047	(10)	—	—		—

Neil Brinker	Prorated target bonus	160,568	(4)	—		—	850,000	(11)	102,000	(12)
	Severance	637,500	(5)	425,000	(6)	—	—		—
	Target bonus	240,852	(7)	—		—	—		—
	Outplacement services	15,000	(9)	15,000	(8)	—	—		—
	Continuation of benefits	55,626	(9)	37,084	(10)	—	—		—

Thomas O. McGimpsey	Prorated target bonus	210,000	(4)	—		—	700,000	(11)	102,000	(12)
	Severance	525,000	(5)	350,000	(6)	—	—		—
	Target bonus	315,000	(7)	—		—	—		—
	Outplacement services	15,000	(9)	15,000	(8)	—	—		—
	Continuation of benefits	63,081	(9)	42,054	(10)	—	—		—

(1)
Pursuant to the Company’s Executive Change in Control and General Severance Agreement, “Cause” means any of the following: (i) the Executive’s (A) conviction of a felony; (B) commission of any other material act or omission involving dishonesty or fraud with respect to the Company or any of its affiliates or any of the customers, vendors or suppliers of the Company or its affiliates; (C) misappropriation of material funds or assets of the Company for personal use; or (D) engagement in unlawful harassment or unlawful discrimination with respect to any employee of the Company or any of its subsidiaries;(ii) the Executive’s continued substantial and repeated neglect of his duties, after written notice thereof from Senior Management (or the Compensation Committee, if Executive is a member of Senior Management or a named executive officer of the Company), and such neglect has not been cured within 30 days after the Executive receives notice thereof from Senior Management (or the Compensation Committee, as applicable);(iii) the Executive’s gross negligence or willful misconduct in the performance of his duties hereunder that is materially and demonstrably injurious to the Company (either singly or on a consolidated basis); or (iv) the Executive’s engaging in conduct constituting a breach of his written obligations to the Company or any subsidiary in respect of confidentiality and/or the use or ownership of proprietary information.

(2)
Pursuant to the Company’s Executive Change in Control and General Severance Agreement, “Good Reason” means any of the following: (i) a material reduction in the Executive’s duties, level of responsibility or authority, other than a change in title only without the Executive’s express written consent; or(ii) a material reduction in the Executive’s Base Salary, without (A) the Executive’s express written consent or (B) an increase in the Executive’s benefits, perquisites and/or guaranteed bonus, which increase(s) have a value reasonably equivalent to the reduction in Base Salary; or(iii) a material reduction in the Executive’s Target Bonus, without (A) the Executive’s express written consent or (B) a corresponding increase in the Executive’s Base Salary; or(iv) the relocation of the Executive’s principal place of business to a location more than thirty-five (35) miles from the Executive’s principal place of business immediately prior to the Change in Control, without the Executive’s express written consent; or(v) the Company’s (or its successor’s) material breach of this Agreement.
Notwithstanding the foregoing, the Executive will not be considered to have terminated for Good Reason unless (A) the Executive provides written notice to the Company of the circumstance(s) constituting the Good Reason event within 90 days following the initial existence of such event, (B) the Company fails to cure the Good Reason event within 30 days following its receipt of such notice, and (C) the Executive provides written notice to the Company of his Date of Termination.

(3)
As described above in the proxy statement under the heading “Change in Control and General Severance Agreements” in the Executive Compensation section and as described in the footnotes above, under the Executive Change in Control and General Severance Agreement, in the event of an executive’s termination without “Cause” or for “Good Reason” following an actual or during a pending change in control, all stock options, equity grants and other equity awards held by the executive so terminated become fully vested and exercisable. For further information regarding the executives’ long-term equity incentive compensation and awards (including options, grants and awards under the various long term incentive plans) please refer to the Executive Compensation section of the proxy statement. Such accelerated vesting of these stock options, equity grants and other equity awards could result in payouts to the executives in such circumstances.

(4)	Assumes December 31, 2018 termination date. Executive to receive a pro rata portion of target bonus.
(5)	CEO to receive a lump sum payment equal to two (2) times and each other NEO to receive a lump sum payment equal to one and a half (1.5) times his then current annual base salary.
(6)	CEO to receive a lump sum payment equal to one and a half (1.5) times and each other NEO to receive a lump sum payment equal to one (1.0) times his then current annual base salary.
(7)	Executive to receive a lump sum payment equal to two (2) times and each other NEO to receive a lump sum payment equal to one and a half (1.5) times his then current target bonus.
(8)	Executive may be reimbursed for up to $15,000 in outplacement services.
(9)
Executive to receive: (a) continuation of medical insurance for eighteen (18) months following the date of termination, and (b) an amount equal to the contributions that would have been made to the Company’s retirement plans on his behalf if he had continued to be employed for eighteen (18) months following the date of termination.

(10)
Executive to receive: (a) continuation of medical insurance for twelve (12) months following the date of termination, and (b) an amount equal to the contributions that would have been made to the Company’s retirement plans on his behalf if he had continued to be employed for twelve (12) months following the date of termination.

(11)
Executive to receive the proceeds of any life insurance policy carried by the Company with respect to the Executive. In addition to the life insurance death benefit shown in the table above, there is an additional policy for accidental death and dismemberment with a maximum benefit of $1,000,000.

(12)	Executive to receive annual payments under any long-term disability insurance policy carried by the Company with respect to the Executive.

Policies and Procedures with Respect to Related Party Transactions
The Board is committed to upholding the highest legal and ethical standards of conduct in fulfilling its responsibilities and recognizes that transactions with the Company involving related parties can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is the policy of the Company to avoid related party transactions.
The Company’s policy in respect of related party transactions is evidenced in the charters and guidelines of the committees of the Board referenced in this proxy statement and Code of Ethical Conduct. The types of transactions covered by the policy are (1) those transactions described under FASB ASC Topic 850 or required to be disclosed in the Company’s financial statements or periodic filings with the SEC, (2) any monetary engagement between a Board member and the Company or an officer and the Company and (3) business or personal relationships between Board members. Any related party transaction that does arise must be reviewed and approved by both the Nominating and Governance and Audit and Finance Committees. All of the members of these committees are independent directors. Such committees, in determining whether to approve the transaction, review the facts and circumstances in respect of the transaction for conflicts of interest, any anticipated effect on a Board member’s independent decision-making or judgment in respect to matters affecting the Company, any anticipated effect on a Board member’s ability to commit sufficient time and attention to the Board and other standards deemed appropriate by the committee members in light of the particular transaction being reviewed.
In addition, the Audit and Finance Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interests and adherence to the Company’s Code of Ethical Conduct. Under the Code of Ethical Conduct, directors, officers and all other members of the workforce are expected to avoid any relationships, influence or activity that would cause or even appear to cause a conflict of interest.
Certain Relationships and Related Transactions
Members of our Board of Directors hold various executive positions and serve as directors at other companies, including companies that are our customers. During the year ended December 31, 2018, we had sales totaling approximately $1.0 million and $100,000 for related accounts receivable from such customers at December 31, 2018. No member of the Board of Directors had a direct or indirect material interest in the transactions.
All transactions with these companies have been made in the ordinary course of business on arms-length terms, and the members of our Board of Directors have not personally participated in these transactions on behalf of these companies or Advanced Energy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Advanced Energy’s executive officers and directors and persons who own more than ten percent (10%) of the outstanding common stock (“reporting persons”) to file with the Securities and Exchange Commission an initial report of ownership on Form 3 and changes in ownership on Forms 4 and 5. The reporting persons are also required to furnish Advanced Energy with copies of all forms they file, including any amendments thereto. Based solely on its review of the copies of forms received by it and written representations from the reporting persons, Advanced Energy believes that each of the reporting persons timely filed all reports required to be filed in 2018 or with respect to transactions in 2018.
CORPORATE GOVERNANCE MATTERS
Codes of Conduct and Ethics
Advanced Energy has adopted Codes of Ethical Conduct that apply to the Board of Directors and employees. These Codes of Ethical Conduct are available on our website at www.advancedenergy.com. Any waivers of, or amendments to, our Codes of Ethical Conduct will be posted on our website.
Communications with Directors
The Board of Directors has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member, or all members, of the Board of Directors electronically or by mail. Electronic communications should be addressed to boardmembers@aei.com. Mail may be sent to any director or the Board of Directors in care of Advanced Energy’s corporate office at 1625 Sharp Point Drive, Fort Collins, CO 80525. All such communications will be forwarded to the full Board of Directors or to any individual director to whom the communication is addressed unless the communication is clearly of a marketing or inappropriate nature.

PROPOSALS OF STOCKHOLDERS
Stockholder Proposals for Inclusion in Next Year’s Proxy Statement
To be considered for inclusion in next year’s proxy statement, stockholder proposals submitted in accordance with SEC Rule 14a-8 must be received at our principal executive offices no later than the close of business on [•], 2019. Proposals should be addressed to Thomas O. McGimpsey, Corporate Secretary, Advanced Energy Industries, Inc., 1625 Sharp Point Drive, Fort Collins, Colorado 80525.
Other Stockholder Proposals for Presentation at Next Year’s Annual Meeting
Our Amended and Restated By-laws require that any stockholder proposal that is not submitted for inclusion in next year’s proxy statement under SEC Rule 14a-8, but is instead sought to be presented directly at the 2020 Annual Meeting, must be received at our principal executive offices not earlier than the 90th day and not later than the close of business on the 60th day prior to the anniversary of the date of the Annual Meeting. As a result, proposals, including director nominations, submitted pursuant to our Amended and Restated By-Laws must be received no earlier than March 6, 2020 and no later than the close of business on April 5, 2020; provided, however, that in the event that the 2020 Annual Meeting is called for a date that is not within 30 days before or after the date of the Annual Meeting, notice by stockholders in order to be timely must be delivered not earlier than the close of business on the 90th day prior to the date of the 2020 Annual Meeting and not later than the 60th day prior to the date of the 2020 Annual Meeting. In the alternative, if the first public announcement of the date of the 2020 Annual Meeting is less than 70 days prior to the date of such annual meeting, notice by stockholders must be delivered no later than the 10th day following the day on which public announcement of the date of the 2020 Annual Meeting is first made by the Company in order to be timely. Proposals should be addressed to Thomas O. McGimpsey, Corporate Secretary, Advanced Energy Industries, Inc., 1625 Sharp Point Drive, Fort Collins, Colorado 80525. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above. Stockholders are advised to review the Amended and Restated By-laws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.
FORM 10-K
The Report on Form 10-K is included in the 2018 Annual Report to stockholders accompanying this proxy statement. You can request an additional copy of the 2018 Annual Report on Form 10-K by mailing a request to the Corporate Secretary of Advanced Energy at 1625 Sharp Point Drive, Fort Collins, Colorado 80525.
REPRESENTATION AT THE ANNUAL MEETING
It is important that your stock be represented at the meeting, regardless of the number of shares that you hold. You are therefore urged to execute and return, at your earliest convenience, the accompanying proxy card in the envelope that has been enclosed or vote your shares by telephone or Internet as described on the proxy card. Instructions as to how to deliver your proxy are included in this proxy statement under the section entitled “Delivery and Revocability of Proxies” on page [•] and on the enclosed proxy card.

THE BOARD OF DIRECTORS
Dated: April [x], 2019
Fort Collins, Colorado

APPENDIX A

PROPOSED AMENDED AND RESTATED CERTRIFICATION OF INCORPORATION OF ADVANCED ENERGY INDUSTRIES, INC.

Advanced Energy Industries, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the state of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

1.The name of the Corporation is Advanced Energy Industries, Inc. The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State was September 1, 1995.

2. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law and restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation.

3. The text of the Certificate of Incorporation of this Corporation is hereby amended and restated in its entirety to read as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, said Advanced Energy Industries, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Thomas O. McGimpsey, its Secretary, this ___ day of _________, 2019.

ADVANCED ENERGY INDUSTRIES, INC.

By
---------------------------------------------------------
Thomas O. McGimpsey
Executive Vice President, General Counsel, Governmental Affairs & Corporate Secretary

Exhibit A

I.

The name of this corporation is ADVANCED ENERGY INDUSTRIES, INC.

II.

The address, including street, number, city, and county, of the registered office of the corporation in the state of Delaware is Corporation Trust Center 1209 Orange Street, city of Wilmington, 19801, County of New Castle; and the name of the registered agent of the corporation in the State of Delaware at such address is The Corporation Trust Company.

III.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

IV.

A.     This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is seventy-one million (71,000,000) shares. Seventy million (70,000,000) shares shall be Common Stock, par value $0.001 per share, and one million (1,000,000) shares shall be Preferred Stock, par value $0.001 per share.

B.     The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a “Preferred Stock Designation”) pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding, in case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

V.

For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.

(1)The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors.

(2) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, directors shall be elected at each annual meeting of stockholders for a term of one year. Each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(3) Subject to the rights of the holders of any series of Preferred Stock, any director may be removed with or without cause. Subject to any limitations imposed by law, the Board of Directors or any individual director may be removed from office at any time with or without cause by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of voting stock of the corporation, entitled to vote at an election of directors (the "Voting Stock").

(4) Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

B.

(1)Subject to paragraph (h) of Section 43 of the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock. The Board of Directors shall also have the power to adopt, amend, or repeal Bylaws.

(2)The directors of the corporation need not be elected by written ballot unless the Bylaws so provide.

(3)Special meetings of the stockholder of the corporation may be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption), and shall be held at such place, on such date, and at such time as the Board of Directors shall fix.

(4)Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation.

VI.

A.A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

B.Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

A.The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, except as provided in paragraph B of this Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B.Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Articles VI or VII.

APPENDIX B

Reconciliation of Non-GAAP Measures used in CD&A

Operating Income
	2016	2017	2018
GAAP Operating Income	$127	$201	$172
Add backs:
Stock Based Compensation	6	13	10
Acquisition-related costs	—	—	2
Facility transition and relocation costs	—	—	2
Amortization of intangible assets	4	4	5
Restructuring charges	—	—	4
Non-GAAP Operating Income	$137	$218	$195

Net Income & EPS
	2016	2017	2018
Income from continuing operations, less noncontrolling interest, net of income taxes	$117	$136	$147
Add backs:
Amortization of intangible assets	4	4	5
Stock Based Compensation	6	13	10
Acquisition-related costs	—	—	2
Facility transition and relocation costs	—	—	2
Restructuring charges	—	—	4
Nonrecurring tax (benefit) associated with inverter business	—	(34)	—
Loss of foreign exchange hedge	—	3	—
Incremental expense associated with start-up of the Asia regional headquarters	—	1	—
Tax cuts and Jobs Act impact	—	73	6
Tax effect of Non-GAAP adjustments	(2)	(4)	(4)
Non-GAAP income, net of income taxes	$125	$192	$172

Diluted earning per share from continuing operations, as reported	$2.92	$3.39	$3.74
Add backs:
Per share impact of Non-GAAP adjustment, net of taxes	$0.19	$1.38	$0.63
Non-GAAP per share earnings	$3.11	$4.77	$4.37

Cash Flow
	2016	2017	2018
Net cash provided by operating activities from continuing operations	$127	$190	$151
Add backs to operating profit as a starting point (Other income & taxes)	10	65	24
Non-GAAP adjustment	—	—	8
Depreciation	(4)	(5)	(8)
Other non-cash items excluded from operational cash	(4)	(33)	(5)
Adjustment to change in operating assets and liabilities	(3)	(34)	15
Operational cash	$126	$183	$185
*For variable compensation programs operations cash is defined as Non-GAAP operating profit less changes in New Working Capital (Changes in A/R; Inventory & A/P)

			Advanced Energy Industries, Inc.				Advanced Energy Industries, Inc.
ANNUAL MEETING OF ADVANCED ENERGY INDUSTRIES, INC.						Annual Meeting of Advanced Energy Industries, Inc.
Date:	June 4, 2019					to be held on, June 4, 2019
Time:	9:00 a.m. (Mountain Daylight Time)					for Holders as of April 8, 2019
Place:	Suite 270, 2420 17th Street, Denver, CO 80202 See Voting Instruction on Reverse Side.					This proxy is being solicited on behalf of the Board of Directors
Please make your marks like this: x Use dark black pencil or pen only						VOTE BY:
Board of Directors Recommends a Vote FOR proposals 1, 2, 3, and 4.						INTERNET	TELEPHONE
1: Election of 8 Directors		For		Withhold	Directors Recommend	Go To	866-390-9955
					i	www.proxypush.com/aeis	● Use any touch-tone telephone.
01 Grant H. Beart		☐		☐	For	● Cast your vote online.	● Have your Voting Instruction Form ready.
02 Frederick A. Ball		☐		☐	For	● View Meeting Documents.	● Follow the simple recorded instructions.
03 Tina M. Donikowski		☐		☐	For	OR
04 Ronald C. Foster		☐		☐	For	MAIL
05 Edward C. Grady		☐		☐	For
06 Thomas M. Rohrs		☐		☐	For
07 John A. Roush		☐		☐	For	OR	● Mark, sign, and date your Voting Instruction Form.
08 Yuval Wasserman		☐		☐	For	● Detach your Voting Instruction Form.
● Return your Voting Instruction Form in the postage-paid envelope provided.
		For	Against	Abstain	Directors Recommend
i
2: Ratification of the appointment of Ernst & Young LLP as Advanced Energy’s independent registered public accounting firm for 2019.		☐	☐	☐	For

By signing the proxy, you revoke all prior proxies and appoint Yuval Wasserman and Thomas O. McGimpsey, and each of them acting in the absence of the other, with full power of substitution to vote your shares on matters shown on the Voting Instruction form and any other matters that may come before the Annual Meeting and all adjournments.

3: Advisory approval of Advanced Energy's compensation of its named executive officers.		☐	☐	☐	For

4: Approval to amend and restate the Company’s Certificate of Incorporation, as amended, to provide stockholders the ability to remove members of the board of directors, with or without cause.		☐	☐	☐	For

All votes must be received by 5:00 P.M., Eastern Time, on June 3, 2019.

PROXY TABULATOR FOR

ADVANCED ENERGY INDUSTRIES, INC. P.O. BOX 8016 CARY, NC 27512-9903

To attend the Annual Meeting and vote your shares in person, please mark this box.			☐

Authorized Signatures - This section must be completed for your Instructions to be executed.
EVENT #

Please sign here			Please Date Above			CLIENT #

Please sign here			Please Date Above
Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Revocable Proxy - Advanced Energy Industries, Inc. Annual Meeting of Stockholders June 4, 2019, 9:00 AM (Mountain Daylight Time) This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby constitutes and appoints Yuval Wasserman and Thomas O. McGimpsey, and each of them, his, her or its lawful agents and proxies with full power of substitution in each, to represent the undersigned, and to vote all of the shares of common stock of Advanced Energy Industries, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Advanced Energy Industries, Inc., Suite 270, 2420 17th Street, Denver, CO., 80202, on Tuesday, June 4, 2019 at 9:00 AM, local time, and at any adjournment or postponement thereof, on all matters coming before the meeting.

This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted:
FOR the nominees for directors specified in Proposal 1 and FOR each of Proposals 2, 3 and 4.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)